UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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TTM TECHNOLOGIES, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2016

To our stockholders:

The 2016 annual meeting of stockholders of TTM Technologies, Inc. will be held at 8:00 a.m., local time, on Thursday, May 12, 2016, at our corporate offices located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626, for the following purposes:

1.	to elect four class I directors to serve for a term expiring in 2019;

2.	to approve a proposed amendment to the TTM Technologies, Inc. 2014 Incentive Compensation Plan;

3.	to approve a proposed amendment to our Certificate of Incorporation to increase the authorized common stock from 200,000,000 to 300,000,000;

4.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm for TTM Technologies, Inc. for the fiscal year ending January 2, 2017; and

5.	to consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

We are pleased to this year again take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, saves us the cost of printing and mailing these materials, and reduces the environmental impact of our annual meeting by conserving natural resources.

Stockholders of record as of the close of business on March 14, 2016 are entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Whether or not you expect to be present, please vote your shares using the Internet by following the instructions in this proxy statement. Of course, if you received a paper copy of this proxy statement you may also vote by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors

Costa Mesa, California
March 31, 2016	Daniel J. Weber, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2016

The proxy statement and annual report to stockholders and the means to vote via the Internet are available at www.ttm.com/stockholdersmeeting. Your Vote is Important — Please vote as promptly as possible by using the Internet or by signing, dating, and returning the proxy card if you received a paper copy of this proxy statement.

All stockholders are invited to attend the annual meeting in person. Stockholders who vote their proxy online or by executing a proxy card may nevertheless attend the meeting, revoke their proxy, and vote their shares in person.

TTM TECHNOLOGIES, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our annual meeting of stockholders to be held on Thursday, May 12, 2016, beginning at 8:00 a.m., local time, at our corporate offices located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626, and at any adjournments or postponements of the meeting. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. On or about March 31, 2016, we began mailing a notice containing instructions on how to access this proxy statement and our annual report via the Internet, and we began mailing a full set of the proxy materials to stockholders who had previously requested delivery of the materials in paper copy. For information on how to vote your shares, see the instructions included on the proxy card and under “How do I vote?” below.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to (1) elect four class I directors to serve for a term expiring in 2019; (2) approve the proposed amendment to the TTM Technologies, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”) that would (i) increase the amount of the total number of shares reserved and available for issuance under the 2014 Plan from 4,000,000 to 9,000,000; (ii) reduce the current limit of the “fair market value” of any grants made to non-employee directors from $1,000,000 to $500,000; (iii) provide for a minimum vesting period on all awards of no less than one year; and (iv) delete the ability for the Company to provide a loan to an award participant to purchase awards; (3) approve the proposed amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000; and (4) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2017.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on March 14, 2016, the record date for the annual meeting, are entitled to receive notice of the meeting and to vote the shares of our common stock that they held on that date at the meeting, and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon at the meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a bank, broker or other holder of record), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date 100,162,825 shares of our common stock were outstanding. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you are the stockholder of record (that is, the shares are held in your name), you may vote your proxy in one of three convenient ways:

Via the Internet

Go to www.ttm.com/stockholdersmeeting and follow the instructions. You will need the 11-digit control number that appears on your proxy card included with this proxy statement. This method of voting will be available until 11:59 p.m., Eastern Time, on May 11, 2016.

By mail

If you wish to vote by traditional proxy card and did not receive one along with this proxy statement, you can receive a full set of materials at no charge through the Internet at www.ttm.com/stockholdersmeeting, by telephone at (888) 776-9962, or by sending an e-mail to info@amstock.com (the subject line of your e-mail should contain the 11-digit control number that appears in the Notice Regarding the Availability of Proxy Materials you received). If you vote by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting.

In Person

If you are attending the meeting, you may deliver your completed proxy card in person.

If you are not the stockholder of record (that is, your shares are held in the name of a bank, broker, or other holder of record, which is often referred to as held in “street name”) then you will receive instructions from the holder of record that you must follow to ensure that your shares are voted as you wish. You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (that is, the bank, broker, or other holder of record).

If you complete and properly sign and return a proxy card to us or complete your proxy online, your shares will be voted as you direct.

Can I revoke my proxy and change my vote?

Yes. If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the annual meeting by submitting to our corporate secretary at our corporate offices a notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet). If you hold your shares in street name, you may change your vote any time before the annual meeting by submitting new voting instructions to your bank, broker or other holder of record by following the instructions they provided. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the meeting.

What does it mean if I receive more than one notice?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation of your accounts.

What are the recommendations of our board of directors?

Each of the recommendations of our board of directors is set forth together with the description of each item in this proxy statement. In summary, our board of directors recommends a vote (1) “FOR” the election of each of its nominees for class I directors; (2) “FOR” the approval of the proposed Amendment to the 2014 Plan; (3) “FOR” the approval of the proposed Amendment to our Certification of Incorporation; and (4) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2017. If you sign and return your proxy card but do not specify how you want your shares voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors.

Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Proposal One — Election of Directors. Assuming that a quorum is present, the four persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected as directors. Stockholders do not have the right to cumulate their votes for directors.

Proposal Two — Approval of the Proposed Amendment to the 2014 Plan. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval of the proposed amendment to the 2014 Plan.

Proposal Three — Approval of the proposed Amendment to the Certificate of Incorporation to increase the authorized common stock from 200,000,000 to 300,000,000. The affirmative vote of a majority of the shares of our common stock outstanding as of the record date will be required to approve the proposed amendment to the Certificate of Incorporation.

Proposal Four — Ratification of the Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2017.

Other Matters. For each other matter, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval.

What are the effects of broker non-votes?

If you do not provide your broker or other nominee with instructions on how to vote your street name shares, your broker or nominee will not be permitted to vote them on “non-routine” matters (a broker non-vote).

Proposals One, Two and Three are considered non-routine matters under applicable rules. Please note that brokers may not vote your shares on Proposals One, Two and Three in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Shares subject to a broker non-vote will not be considered entitled to vote with respect to Proposals One and Two and will not affect their outcome.

With respect to the approval of the proposed amendment to our Certificate of Incorporation (Proposal Three), shares subject to a broker non-vote will have the same effect as a vote “against” the proposal.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2017 (Proposal Four) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Four.

How are abstentions treated?

Abstentions will have no effect on Proposal One. Abstentions will be treated as being present and entitled to vote on Proposals Two, Three and Four and therefore will have the effect of votes against such Proposals.

Who will pay for the preparation of the proxy?

We will pay the cost of soliciting proxies. In addition to the use of mail, our employees may solicit proxies personally, by e-mail, facsimile, and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

Our principal executive offices are located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626, and our telephone number is (714) 327-3000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.

PROPOSAL ONE — ELECTION OF DIRECTORS

Directors and Nominees

Our board of directors is currently comprised of nine directors. Our board of directors is divided into three classes with each class of directors serving for a three-year term or until successors of that class have been elected and qualified. Each director elected at the 2016 annual meeting will serve for a term expiring at the 2019 annual meeting or until his successor has been duly elected and qualified. At the annual meeting, our stockholders will be asked to elect four class I directors. There is currently one vacancy on our board of directors. At the time the director nominees were selected, the Nominating and Corporate Governance Committee had not identified a qualified candidate to fill this vacancy. Rather than eliminating the vacancy by reducing the number of directors, the board of directors determined to retain the vacancy so that it may be filled by a qualified director candidate at a future date if and when such a candidate is identified and agrees to serve.

Our board of directors has nominated James K. Bass, Thomas T. Edman, Tang Chung Yen, Tom, and Dov S. Zakheim, each of whom currently serves as a class I director, to stand for re-election at the annual meeting. If Messrs. Bass, Edman and Tang and Dr. Zakheim are re-elected, they will each serve a three-year term expiring at the annual meeting of stockholders in 2019.

Kenton K. Alder and Philip G. Franklin serve as class II directors, and their terms will expire at the annual meeting of stockholders in 2017. Ronald W. Iverson, Robert E. Klatell, and John G. Mayer, serve as class III directors, and their terms will expire at the annual meeting of stockholders in 2018.

Our board of directors has no reason to believe that any of its nominees will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. If our board of directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board of directors.

Our board of directors recommends a vote “FOR” the nominees for class I director.

The following table, together with the accompanying text, sets forth certain information with respect to each of our continuing directors.

Name	Age	Position(s) Held
Robert E. Klatell	70	Chairman of the Board
Kenton K. Alder	66	Director
James K. Bass	59	Director
Thomas T. Edman	53	Chief Executive Officer, President and Director
Philip G. Franklin	64	Director
Ronald W. Iverson	73	Director
John G. Mayer	65	Director
Tang Chung Yen, Tom	54	Director
Dov S. Zakheim	67	Director

Robert E. Klatell has served as a director of our Company since September 2004 and our chairman of the board since May 2005. Mr. Klatell is presently retired. From September 2009 to the sale of The PBSJ Corporation in October 2010, Mr. Klatell served as a director of The PBSJ Corporation and a member of its compensation committee, its audit committee and its strategic finance committee. From 2003 to 2009, Mr. Klatell served as a director of Datascope Corp., a medical device company that develops, manufactures, and markets proprietary products for clinical health care markets. From December 2005 to December 2007, Mr. Klatell served as Chief Executive Officer and a director of Kofax plc (formerly DICOM Group plc), a publicly held company (London Stock Exchange) that provides information capture and communications solutions. From 2003 to 2006, Mr. Klatell served as a director of Mediagrif Interactive Technologies, an operator of e-business networks and provider of e-business solutions. Mr. Klatell served as a consultant to Arrow Electronics, Inc. from January 2004 to December 2004. Mr. Klatell served in various executive capacities and as a member of the board of directors of Arrow Electronics, Inc. from February 1976 to December 2003, most recently as Executive Vice President from July 1995 to December 2003. Mr. Klatell holds a Bachelor of Arts degree in History from Williams College and a Juris Doctor from New York University School of Law.

Our board of directors has determined that Mr. Klatell is an independent director. Mr. Klatell was nominated to the board of directors because of his extensive experience with operations management and his knowledge of corporate governance and global mergers and acquisitions. Mr. Klatell’s membership with the National Association of Corporate Directors provides him with up-to-date information on corporate governance best practices and the tools necessary to bring his leadership to our board of directors. As a result of Mr. Klatell’s significant involvement in director professionalism education, Mr. Klatell has been designated an NACD Governance Fellow by the National Association of Corporate Directors. Further, Mr. Klatell’s deep knowledge of the electronics industry and direct experience in the communications industry allows him to contribute a broad perspective to discussions about our future activities and our place in the current competitive landscape.

Kenton K. Alder has served as a director since March 1999. Mr. Alder is presently retired. Mr. Alder also served as our President from March 1999 to January 2013 and as our Chief Executive Officer from our founding through December 2013. Mr. Alder served on a part-time basis as a consultant and advisor to Mr. Edman for one year commencing on January 1, 2014 and provided counsel on strategy, attended certain meetings, and was involved in special projects. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group, Inc., a printed circuit board (PCB) manufacturer. Prior to that time, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From January 1987 to November 1994, Mr. Alder served as President of Lundahl Astro Circuits Inc., a predecessor company to ElectroStar, Inc. Mr. Alder also serves as chairman of the board of directors of Wasatch Photonics, Inc. and as a member of the board of directors of Inovar, Inc. Mr. Alder holds a Bachelor of Science degree in Finance and a Bachelor of Science degree in Accounting from Utah State University.

Mr. Alder was nominated to the board of directors because of his past experience as our chief executive officer, which enables him to provide the board with insight based on his extensive knowledge about the Company and because of his significant operational expertise.

James K. Bass has served as a director of our Company since September 2000. Since May 2010, Mr. Bass has served as a director of Tigrent Inc. (OTCBB: TIGE) and is currently chairman of the board of directors. Since October 2010, Mr. Bass has served as a director of Mercury Computer Systems, Inc. (NASDAQ: MRCY) and is a member of its audit committee. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. Mr. Bass served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Mr. Bass holds a B.S.M.E. degree from Ohio State University.

Our board of directors has determined that Mr. Bass is an independent director. Electronic manufacturing service providers represent an important part of our customer base. Mr. Bass was nominated to the board of directors because of his extensive experience in the electronic manufacturing industry and the technology marketplace, his executive and operational experience as the chief executive officer of a public company, and his broad experience with accounting and audit matters for publicly traded companies.

Thomas T. Edman has served as a director of our Company since September 2004, as President of our Company since January 2013, and as our Chief Executive Officer since January 2014. From early 2011 to

December 2012, Mr. Edman served as Group Vice President and General Manager of the AKT Display Business Group, which is a division of Applied Materials Inc., a publicly held provider of nanomanufacturing technology solutions. From 2006 to 2011, Mr. Edman served as Corporate Vice President of Corporate Business Development of Applied Materials, Inc. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, Mr. Edman served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Since June 2015, Mr. Edman has served on the Board of Ultra Clean Technologies, Inc. (NASDAQ: UCTT) and as a member of its Compensation and Audit Committees. Since March 2016, Mr. Edman has served on the Board of the IPC, an electronic industries association. Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania.

Mr. Edman is an employee director. Mr. Edman was nominated to the board of directors because of his proven business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the chief executive officer of a public company. Mr. Edman also has extensive experience in Asia and with compensation-related matters, which have proven valuable to our board of directors.

Philip G. Franklin has served as a director of our Company since November 2010. From 1998-2016, Mr. Franklin served in various capacities with Littelfuse, Inc. (NASDAQ: LFUS), a designer, manufacturer, and seller of circuit protection devices for use in electronics, automotive and electrical markets, most recently as Executive Vice President and Chief Financial Officer. As of February 2016, Mr. Franklin announced his retirement from Littelfuse effective March 31, 2016. Prior to joining Littelfuse, Inc., Mr. Franklin was Vice President and Chief Financial Officer for OmniQuip International, a construction equipment manufacturer, which he helped take public. Prior to that, Mr. Franklin served as Chief Financial Officer of Monarch Marking Systems and Hill Refrigeration. Mr. Franklin also serves as a member of the board of directors of Tribune Publishing Company and currently chairs its audit committee. Mr. Franklin holds a Bachelor’s degree in Economics from Dartmouth College and a Master’s degree in Business Administration from the Amos Tuck School at Dartmouth College.

Our board of directors has determined that Mr. Franklin is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Mr. Franklin was nominated to the board of directors because of his financial and accounting expertise, including a deep understanding of accounting principles, financial reporting rules and regulations, and knowledge of audit procedures.

Ronald W. Iverson has served as a director of our Company since July 2010. Mr. Iverson is presently retired. From January 2007 to July 2012, Mr. Iverson served as Chief Executive Officer of LGS Innovations, a wholly-owned subsidiary of Alcatel-Lucent (EURONEXT PARIS: ALU). From June 2006 to December 2006, Mr. Iverson served as Vice President, Bell Labs for Special Projects. From July 2003 to June 2006, Mr. Iverson served as an Executive Account Manager for Air Force and Joint Systems with Northrop Grumman. Prior to that, Mr. Iverson served in the Senior Executive Service within the United States Department of Defense as the Deputy Director for Industrial Security. Mr. Iverson spent 32 years with the U.S. Air Force, retiring as a Lieutenant General in 1997. Mr. Iverson serves as a member of the board of directors of Systems Engineering and Technology, LLC (known as “SeaTec”). Mr. Iverson holds a Bachelor of Science degree in Agricultural Economics from the University of Idaho, is a graduate of the U.S. Air Force Fighter Weapons School, a graduate of the National War College, and a graduate of the Kennedy School of Government at Harvard University.

Our board of directors has determined that Mr. Iverson is an independent director. Mr. Iverson was nominated to the board of directors because of his extensive experience in the aerospace/defense industry, his prior service with the U.S. Department of Defense and intimate knowledge of government security matters, and his prior senior role with the U.S. military.

John G. Mayer has served as a director of our Company since September 2000. Mr. Mayer is presently retired. From January 1997 to November 1999, Mr. Mayer served as Vice President of Tyco Printed Circuit Group, Inc., a PCB manufacturer. Mr. Mayer served as Chief Operating Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From April 1986 to November 1994, Mr. Mayer served as President of Electro-Etch Circuits, Inc., a predecessor company to ElectroStar, Inc. Mr. Mayer is also a member of the board of trustees of the Cottonwood Gulch Foundation, an organization that sponsors educational wilderness expeditions in the American Southwest. Mr. Mayer holds a Bachelor of Arts degree in History, the Arts and Letters from Yale University and a Juris Doctor from UCLA School of Law.

Our board of directors has determined that Mr. Mayer is an independent director. Mr. Mayer was nominated to the board of directors because of his extensive experience in the PCB business and has demonstrated depth of business experience in our company’s industry, particularly in technology and operations.

Tang Chung Yen, Tom has served as a director of our Company since April 2010. In addition, Mr. Tang serves as a board member of TTM Technologies (Asia Pacific) Limited, one of our subsidiaries in Hong Kong. Prior to that, he was the Executive Chairman and Group Managing Director of Meadville Holdings Limited (Meadville), the business of which he joined in 1991. Mr. Tang has served as the honorary chairman and honorary founding chairman of The Hong Kong Printed Circuit Association Limited since 2005 and 2009, respectively, and is the honorary chairman of The Hong Kong Exporters’ Association since 2012. Mr. Tang is the chairman of The Hong Kong Standards and Testing Centre Limited and The Hong Kong Safety Institute Limited, a council member of Hong Kong Trade Development Council, and a vice chairman of HK Wuxi Trade Association Limited. Since 2008, Mr. Tang has been a member of the Shanghai & Wuxi Committee of The Chinese People’s Political Consultative Conference. Mr. Tang holds a Master of Business Administration from New York University.

Mr. Tang was originally proposed as a nominee for our board of directors by the principal shareholders of Meadville in accordance with the stock purchase agreement and the shareholders agreement (as amended) entered into in connection with our acquisition of the PCB operations of Meadville. Our board of directors accepted Mr. Tang as a nominee given his extensive experience with PCB operations in Asia and his business acumen, as evidenced by his senior executive role with Meadville. Mr. Tang is an officer of our company and provides an insider’s perspective to our Asian operations.

Dov S. Zakheim has served as a director of our Company since July 2010. Dr. Zakheim is currently a Senior Fellow at CNA: Analysis & Solutions, a federally funded think tank, and a Senior Advisor at the Center for Strategic and International Studies. From May 2004 to July 2010, Dr. Zakheim served as Vice President and subsequently as Senior Vice President of Booz Allen Hamilton, a global strategy and technology consulting firm, where he was a leader in the firm’s global defense practice. From May 2001 to April 2004, Dr. Zakheim was Under Secretary of Defense (Comptroller) and Chief Financial Officer for the United States Department of Defense. From October 2002 to April 2004, Dr. Zakheim served as the United States Department of Defense’s coordinator of civilian programs in Afghanistan. Dr. Zakheim serves as the Chairman of the Board of directors of Sprint Federal Operations LLC. Dr. Zakheim has previously served as a member of the board of directors of Standard Aero Corp. since 2008 and as a member of their audit committee since 2012. In addition, Dr. Zakheim has served as a member of ISO Group, Inc.’s board of directors from 2010 to 2014. Dr. Zakheim has also served as a board member of Chemonics International since 2013. Dr. Zakheim also serves as a board member of the American Jewish Committee, the Foreign Policy Research Institute, and the Center for the National Interest. Dr. Zakheim holds a Bachelor of Arts degree from Columbia College at Columbia University, was a General Course student at the London School of Economics, and holds a Doctor of Philosophy from St. Antony’s College at the University of Oxford.

Our board of directors has determined that Dr. Zakheim is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Dr. Zakheim was nominated to the board of directors because of his substantial financial and accounting experience acquired in the course of acting as Chief Financial Officer for the U.S. Department of Defense, his expertise and leadership skills in global defense, and his national security qualifications.

There are no family relationships among any of our directors, director nominees, or executive officers.

Information Relating to Corporate Governance and the Board of Directors

Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Bass, Franklin, Iverson, Klatell and Mayer and Dr. Zakheim are independent directors, as “independence” is defined by the listing standards of the NASDAQ Stock Market (referred to as NASDAQ) and by the Securities and Exchange Commission (referred to as the SEC). Accordingly, a majority of the members of our board of directors are independent. Mr. Edman is not considered to be an independent director as a result of his positions as an executive officer of our Company. Mr. Tang is not considered to be an independent director as a result of his former position as an executive with Meadville and certain of its subsidiaries. Mr. Alder is not considered to be an independent director as a result of his former position as an executive officer of our Company.

Our bylaws authorize our board of directors to appoint its members to one or more committees, each consisting of one or more directors. Our board of directors has established four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and a government security committee. Each of our committees, with the exception of the government security committee (of which Messrs. Alder and Edman are also members), is comprised entirely of independent directors, as “independence” is defined by the listing standards of NASDAQ and by the SEC. Our board of directors holds executive sessions following all in-person board meetings at which the independent directors meet without the presence or participation of management.

Our board of directors has adopted charters for the audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by the board of directors. Our board of directors has also adopted corporate governance guidelines, a whistle blower policy, and a code of ethics for our chief executive officer and senior financial officers. We post on our website, at www.ttm.com, the charters of our audit, compensation, and nominating and corporate governance committees; our corporate governance guidelines; our whistle blower policy; our code of ethics for our chief executive officer and senior financial officers, and any amendments or waivers thereto. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626.

Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of TTM Technologies, Inc., c/o any specified individual director or directors, at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. We will forward any such letters to the indicated directors.

Meetings of the Board of Directors

Our board of directors held eight meetings (regular and special) during 2015. All of our directors attended more than 75% of the aggregate of (i) the total number of meetings of the board of directors held during 2015, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during 2015. We have adopted a policy encouraging each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as the annual meeting of stockholders. All of our directors attended the 2015 annual meeting of stockholders.

Committees of the Board of Directors

Audit Committee. Our audit committee reviews and monitors our corporate financial reporting and our external audit, including, among other things, our internal audit and internal control functions, the results and scope of the annual audit, and other services provided by our independent registered public accounting firm and our compliance with legal requirements that have a significant impact on our financial reports. Our audit committee also consults with our management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent registered public accounting firm. The current members of our audit committee are Messrs. Franklin (chairman), and Mayer and Dr. Zakheim, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The board of directors has determined that each of Mr. Franklin and Dr. Zakheim qualify as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Our audit committee held four meetings during 2015.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee oversees the selection and composition of our board of directors and oversees the management continuity planning processes. It establishes, monitors, and recommends the purpose, structure, and operations of the various committees of our board of directors, the criteria and qualifications for membership of each board committee, and recommends whether rotations or term limits are appropriate for the chair or committee members of the various committees. In addition, the nominating and corporate governance committee recommends individuals to stand for election as directors and recommends directors to serve on each committee as a member or as chair of the committee. The nominating and corporate governance committee reviews director compensation and recommends changes in director compensation to our board of directors. The nominating and corporate governance committee reviews and makes recommendations regarding our governing documents (including our certificate of incorporation and bylaws) and our corporate governance principles. The nominating and corporate governance committee is also responsible for considering policies relating to the meetings of our board of directors and considers questions of independence and possible conflicts of interest of members of our board of directors and executive officers. Finally, the nominating and corporate governance committee oversees the evaluation of our board of directors and management.

The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the information required by our bylaws is submitted in writing in a timely manner and addressed and delivered to our Company’s secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. A stockholder who intends to recommend a nominee to our board of directors must provide (a) all information relating to the individual subject to the nomination that is required to be disclosed in opposition proxy statements for election of directors filed by stockholders, at their own expense, in a contested election, or as otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), and (b) the individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected. The stockholder making the nomination must also provide the information required by our bylaws relating to such stockholder, including information pertaining to ownership of our capital stock, and must make certain representations relating to voting intent and delivery of proxies. The stockholder’s nominee must also deliver to our secretary a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made. The questionnaire is available from our secretary upon written request and upon the requesting person’s providing certain written representations required by our bylaws.

The nominating and corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. The nominating and corporate governance committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.

In making its selection of director candidates, our nominating and corporate governance committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In consideration of these expectations, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our board of directors.

The charter of our nominating and corporate governance committee provides that the value of diversity on our board of directors should be considered, and the nominating and corporate governance committee includes diversity as one of its criteria for board composition. While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, national security qualifications, skill and other qualities in the context of the needs of our board of directors. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition, which includes an assessment of directors’ ethnicity, gender, and industry experience, prior to recommending nominees for election.

The current members of our nominating and corporate governance committee are Messrs. Klatell (chairman), and Mayer and Dr. Zakheim, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The nominating and corporate governance committee held six meetings during 2015.

Compensation Committee. Our compensation committee provides a general review of our compensation and benefit plans to ensure that they meet our corporate objectives. The compensation committee reviews and determines, or recommends to our board of directors, the compensation of our chief executive officer and all other individuals designated by our board of directors as executive officers of our Company. In addition, our compensation committee reviews and approves our corporate goals and objectives relevant to the compensation for our chief executive officer and other executive officers, including annual performance objectives, and evaluates the performance of our chief executive officer and other executive officers in light of these goals and objectives. The compensation committee reviews and makes recommendations to our board of directors with respect to, or approves, our incentive compensation plans and equity-based plans, and activities relating to those plans. The compensation committee also establishes and periodically reviews policies in the area of perquisites for executive officers. The compensation committee may, from time to time, delegate any or all of its responsibilities to a subcommittee.

In discharging its responsibilities, our compensation committee is empowered to investigate any matter of concern that it deems appropriate and has the sole authority, without seeking approval from the entire board of directors, to retain outside consultants for this purpose, including the authority to approve any terms of retention. Additional information regarding the role of compensation consultants and executive officers in assisting our compensation committee in determining the amount or form of executive compensation may be found in “Compensation Discussion and Analysis” below. The current members of our compensation committee are Messrs. Bass (chairman), Iverson and Klatell, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The compensation committee held seven meetings during 2015.

Government Security Committee. As previously disclosed in our filings with the SEC, a portion of our business consists of manufacturing defense and defense-related items for various departments and agencies of the U.S. government, including the U.S. Department of Defense, which requires that we maintain facility security clearances under the National Industrial Security Program (referred to as NISP). The NISP requires that a corporation maintaining a facility security clearance take steps to mitigate foreign ownership, control, or influence (referred to as FOCI). As we have also previously reported, we are party to a special security agreement with the U.S. government. That special security agreement, among other things, requires that our board of directors appoint a government security committee comprised of outside directors and directors who are officers of our Company, each of whom must be a U.S. resident citizen with a security clearance. The government security committee is responsible for ensuring that we maintain appropriate policies and procedures to safeguard the classified and export-controlled information in our possession and to ensure that we comply with applicable laws and agreements. The current members of our government security committee are Messrs. Iverson (chairman), Alder, Bass, Edman, Franklin, Klatell, and Mayer and Dr. Zakheim. The government security committee held four meetings during 2015.

Board Leadership Structure

We believe it is our chief executive officer’s responsibility to manage our Company’s operations and the chairman’s responsibility to lead our board of directors. Given the significant responsibilities with which our chairman is tasked and his active role in our governance, we believe it is beneficial to have an independent chairman whose sole job is leading the board of directors. To this end, our corporate governance guidelines provide that our chief executive officer may not be our chairman, and that our chairman will be selected from our independent directors. In making its decision to separate the chief executive officer and chairman roles, our board of directors considered the time that Mr. Edman is required to devote to the chief executive officer position in the current economic environment, particularly given the demands imposed on our global company. By segregating the role of the chairman, we reduce any duplication of effort between the chief executive officer and the chairman. We believe this provides strong leadership for our board of directors, while also positioning our chief executive officer as the leader of the company in the eyes of our customers, employees, and other stakeholders. By having another director serve as chairman of the board, Mr. Edman is better able to focus his attention on running our Company. Our board of directors believes that Mr. Klatell is the most appropriate individual to serve as chairman because of his deep knowledge of our business and strategy, his experience with corporate governance matters, and his demonstrated skill and commitment to performing effectively as chairman of our board of directors.

Our board of directors has six independent members and three non-independent members, including Mr. Edman, our chief executive officer and president, Mr. Alder and Mr. Tang. A number of our independent board members are currently serving or have served as members of senior management of other public companies or governmental agencies and have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the board of directors by a non-executive chairman, benefits our Company and our stockholders.

The special security agreement to which we are a party establishes certain criteria for the qualifications of our directors and the composition of our board of directors, and also requires that a certain number of directors have strong national security qualifications, have no prior relationship with certain “affiliates” described in the special security agreement, and be U.S. citizens holding or eligible to hold personnel security clearances. Our board of directors meets the composition criteria set forth in the special security agreement, and any future replacement directors and director nominees will be required to meet such criteria.

We believe that we have a strong corporate governance structure that ensures independent discussion among, evaluation of, and communication with and access to, senior management. With the exception of our government security committee of which Messrs. Alder and Edman are members, all of our board committees are composed solely of independent directors, which provide independent oversight of management. Also, our corporate governance guidelines provide that our independent directors will meet in executive session not less frequently than quarterly.

Risk Management and Oversight Process

While our management is primarily responsible for managing risk, our board of directors and each of its committees play a role in overseeing our risk management practices. Our full board of directors is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from our management concerning our business and the material risks that our Company faces. Our board of directors annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, cyber security, social responsibility, environmental and compliance risks, and it monitors key risks through reports and discussions regarding key risk areas at meetings of our board of directors and in committee meetings. Our board of directors also focuses on specific strategic and emerging risks in periodic strategy reviews. Our board of directors annually reviews and approves our corporate strategy and goals and our capital budgets, and in connection with that review, it considers risks associated with our Company.

Our board of directors allocates responsibility for overseeing risk management for our Company among the full board and each of its committees. Specifically, the full board oversees significant risks primarily relating to operations, strategy, and finance. In addition, each of our committees considers risks within its area of responsibilities, as follows:

•

Our audit committee is primarily responsible for overseeing matters involving major financial risk exposures and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and internal controls; litigation; environmental, health, and cyber security and safety matters; tax matters; liability insurance programs; and compliance with environmental legal and regulatory and social responsibility requirements and our code of ethics. In addition, the audit committee reviews our quarterly and annual financial reports, including any disclosure in those reports of risk factors affecting our Company and business.

•

Our compensation committee is primarily responsible for overseeing risks that may be associated with our executive compensation programs and risks relating to the administration of those programs. In setting compensation, the compensation committee strives to create incentives that encourage appropriate risk-taking behavior consistent with our business strategy. In making compensation determinations, the compensation committee considers the overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. To assist in satisfying these oversight responsibilities, the compensation committee retains outside compensation consultants and meets regularly with management to understand the financial, human resources, and stockholder implications of compensation decisions being made. Additional information on risk management considerations of our compensation committee is discussed in this proxy statement under “Compensation Discussion and Analysis — Risk Management Considerations.”

•

Our nominating and corporate governance committee is primarily responsible for risks that may be mitigated by the continued effective functioning of our board of directors and our corporate governance practices. Under its charter, the nominating and corporate governance committee is responsible for, among other things, developing and recommending to our board of directors a set of effective corporate governance principles designed to assure compliance with applicable standards.

•

Our government security committee is primarily responsible for ensuring compliance with the policies and procedures mandated by the U.S. government with respect to classified and export-controlled information in our possession and for ensuring the mitigation of FOCI.

Through the activities of our audit, compensation, nominating and corporate governance, and government security committees, as well as the full board of directors’ interactions with management concerning our business and the material risks that may impact our Company, the board of directors is able to monitor our risk management process and offer critical insights to our management.

Our compensation committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. The compensation committee reviews all of its employee compensation policies and practices, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to assess whether such policies and practices are reasonably likely to have a material adverse effect on our Company. Based on this review, the compensation committee has determined that we do not utilize compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our Company.

Related Party Transaction Policies and Procedures

It is the responsibility of our full board of directors and our audit committee to review and approve related party transactions. It is our management’s responsibility to bring such related party transactions to the attention of our board of directors and members of our audit committee. From time to time our nominating and corporate governance committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our board of directors and our executive officers.

In accordance with our corporate governance guidelines, any monetary engagement (other than director or employee compensation or transactions which would not require disclosure under Item 404 of Regulation S-K) (a) between a director (including any entity of which the director is a director or executive officer and any member of a director’s family as defined in NASDAQ rules) and our Company or any of its affiliates or members of senior management or their families, and (b) between executive officers of our Company (as designated by our board of directors) and our Company or any of its affiliates, is subject to the approval of our audit committee or our independent directors. Each of our directors and executive officers must notify our board of directors in advance of entering into any such transaction.

Our corporate governance guidelines task our board of directors, in consultation with our nominating and corporate governance committee, with reviewing annually the relationships that each director has with us, directly or indirectly. Further, our nominating and corporate governance committee is tasked with periodically reviewing the compensation arrangements and other business relationships between our directors and our Company, including charitable and political contributions, in order to monitor the independence of our directors. Our corporate governance guidelines also provide that if an actual or potential conflict of interest develops, a director should report the matter immediately to the full board of directors and our audit committee for evaluation and appropriate resolution. If a director has a personal interest in a matter before our board of directors, the director must disclose the interest to the full board of directors and our audit committee, must recuse himself or herself from participation in the related discussion, and must abstain from voting on the matter.

DIRECTOR COMPENSATION

Effective beginning with the second quarter of 2015, our non-employee directors receive the following compensation: an annual cash retainer of $60,000, an annual cash retainer of $7,000 for each board committee of which such director is a member (except for the government security committee), and reimbursement of expenses relating to attendance at board and board committee meetings. In addition, the chairman of the board receives an annual cash retainer of $60,000, and the chairmen of our various board committees receive annual cash retainers as follows: $19,000 to our audit committee chairman, $16,000 to our compensation committee chairman, $12,000 to our government security committee chairman, and $11,000 to our nominating and corporate governance committee chairman.

Upon initial election, each non-employee director receives an option to purchase 20,000 shares of our common stock. The options provided to the non-employee directors expire on the tenth anniversary of the grant date and vest over a four-year period. At each annual meeting of stockholders, each non-employee director receives restricted stock units (referred to as RSUs) having a value on the award date of $90,000 based upon the average closing price of our common stock over the six-month period preceding the grant date. The RSUs awarded to the non-employee directors vest in full on the first anniversary of the grant date; however, in an effort to further align their interests with those of our stockholders, delivery of the shares of common stock underlying the RSUs is deferred until retirement from the board of directors (or until one year after retirement in the case of certain prior grants).

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our Company and further align their interests with those of our stockholders. Accordingly, our corporate governance guidelines provide that our independent directors are ordinarily expected over time to beneficially own shares of our common stock (including shares owned outright, unvested shares, restricted stock units, and stock options) having a value of at least three times their annual retainer.

Mr. Edman is not compensated for his service as a director. Mr. Edman’s compensation as our chief executive officer and president is described below under “Compensation Discussion and Analysis” and “Executive Compensation.” Mr. Tang is also not separately compensated for his service as a director. Mr. Tang received total 2015 compensation of $499,773_ for his service as Managing Director — Asia Pacific Region, which total compensation consisted of the following: (i) base salary of $372,782, (ii) an additional component of base salary in the amount of $58,263 paid subsequent to 2015 year end, as is consistent with competitive practices in the region in recognition of the Chinese New Year, (iii) a discretionary bonus of $90,433 to be paid in April, 2016 in recognition of the financial performance of our Company in 2015, and (iv) $18,639 of contributions made by us on Mr. Tang’s behalf to the Mandatory Provident Fund, a saving program for the retirement of residents in Hong Kong. The amounts paid to Mr. Tang were paid in Hong Kong Dollars (HKD) and converted to U.S. Dollars using an average exchange rate of 0.129 HKD per U.S. Dollar.

Nonqualified Deferred Compensation. Our directors are eligible to participate in our Executive and Director Deferred Compensation Plan. For a discussion of the Executive and Director Deferred Compensation Plan, see “2015 Nonqualified Deferred Compensation Table” below. None of our directors participated in the Executive and Director Deferred Compensation Plan in 2015 and have elected not to participate in 2016.

Director Summary Compensation Table for Fiscal Year 2015

The following table sets forth the compensation earned by our non-employee directors in respect of their services as such during 2015.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation		Total
Robert E. Klatell	$140,500	$104,519	0		$245,019
Kenton K. Alder	$58,500	$104,519	$141,962	(3)	$304,981
James K. Bass	$80,250	$104,519	0		$184,769
Philip G. Franklin	$83,000	$104,519	0		$187,519
Ronald W. Iverson	$76,500	$104,519	0		$181,019
John G. Mayer	$71,500	$104,519	0		$176,019
Dov S. Zakheim	$71,500	$104,519	0		$176,019

(1)	Amounts include fees payable for service as a director, committee membership, or committee chair as described in the narrative accompanying this table.
(2)	Amounts shown reflect the fair value of RSUs at the date of grant. The value is calculated in accordance with ASC Topic 718, Compensation — Stock Compensation. The fair value of an RSU is based on the closing market price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 15 to our 2015 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC on February 25, 2016. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth for non-employee directors: (i) the aggregate number of RSUs and option awards outstanding as of December 28, 2015, and (ii) the number of RSUs that were not vested as of December 28, 2015.
(3)	Mr. Alder received other compensation of $141,962 for his service as Advisor and Consultant to the Chief Executive Officer pursuant to the Letter Agreement by and between us and Mr. Alder dated December 20, 2013, which was effective from January 1, 2014 to January 1, 2015. This compensation consisted of base salary of $136,502 and matching contributions by us to our 401(k) plan in the amount of $5,460.

Outstanding Equity Awards Held by Non-Employee Directors at Fiscal 2015 Year End

Name	RSUs Outstanding at Fiscal Year End	Number of RSUs that Have Not Vested(1)	Options Outstanding at Fiscal Year End(2)
Robert E. Klatell	65,560	11,002	4,000
Kenton K. Alder(3)	45,649	35,910	196,823
James K. Bass	65,560	11,002	4,000
Philip G. Franklin	45,334	11,002	20,000
Ronald W. Iverson	49,125	11,002	20,000
John G. Mayer	65,560	11,002	4,000
Dov S. Zakheim	49,125	11,002	20,000

(1)	Mr. Alder’s RSUs vest on the following schedule: (i) 24,908 RSUs vested on February 28, 2016, and (ii) 11,002 RSUs vest on May 14, 2016. The RSUs for other directors vest on May 14, 2016.
(2)	All options are fully vested.
(3)	As of December 28, 2015, Mr. Alder had (i) 112,612 PRUs granted in fiscal 2013, adjusted for actual achievement during 2013, 2014 and 2015. The actual achievements related to 2013 PRU grants are discussed in footnotes 8 of the Outstanding Equity Awards at Fiscal Year-End 2015 table.

Payments to Compensation Consultant and its Affiliates –

In July 2014, our compensation committee determined to engage Radford with respect to 2015 compensation matters only. In July 2015 the Compensation Committee determined to engage Mercer with respect to 2016 compensation matters. Radford and Mercer were retained by our compensation committee to provide an independent review of the company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs for 2015 and 2016 respectively. In addition, Radford assisted the compensation committee with its evaluation of the risks associated with our compensation programs, and executive director compensation data. Additionally, Radford provided our nominating and corporate governance committee with director compensation assessment and assistance in developing the CD&A. During 2015, we paid $33,520 for such services rendered by Radford. In addition, during 2015, we incurred $16,050 from Aon Hewitt, an affiliate of Radford, for services rendered in connection with the administration of our deferred compensation plan and paid Aon Hewitt $5,370 for due diligence work relating to the acquisition of Viasystems. We also paid Radford $20,910 for services rendered in connection with the computation of total stockholder return (“TSR”) relative to the S&P 600 and our TSR Peer Group and $23,040 for compensation survey data. In addition we incurred $51,446 from Mercer for services rendered in connection with the evaluation of our selected peer companies for 2015 and to provide competitive compensation data and analysis relating to the compensation of our chief executive officer and our other senior officers. Mercer also furnished the compensation committee with reports on peer company practices for 2015 relating to the following matters: short-term and long-term compensation program design; equity compensation; vesting practices and ownership guidelines; retention value of current equity holdings; target incentive opportunities; and compensation trends for board and committee members. For further discussion of the work conducted by Radford and Mercer as our compensation consultant, see “Compensation Discussion and Analysis — Role of the Compensation Committee.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of each class of common stock beneficially owned as of March 14, 2016 by (a) each of our directors and named executive officers; (b) all of our directors and executive officers as a group; and (c) each person known by us to own beneficially more than five percent of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percent(2)
Directors and Executive Officers:
Thomas T. Edman(3)	87,997	*
Brian W. Barber	49,382	*
Chung Tai Keung, Canice	82,342	*
Douglas L. Soder(4)	135,428	*
Todd B. Schull	57,969	*
Kenton K. Alder(5)	473,564	*
James K. Bass(6)	8,000	*
Philip G. Franklin(7)	20,000	*
Ronald W. Iverson(8)	20,000	*
Robert E. Klatell(6)	10,500	*
John G. Mayer(6)	13,167	*
Tang Chung Yen, Tom(9)	27,561,874	27.5%
Dov S. Zakheim(8)	20,000	*
All directors and executive officers as a group (13 persons)	28,540,223	28.4%
5% Stockholders
Su Sih (BVI) Limited(9)	27,561,874	27.5%
FMR LLC (10)	8,886,720	8.9%
Dimensional Fund Advisors LP(11)	6,389,508	6.4%
AllianceBernstein L.P.(12)	6,235,800	6.2%
BlackRock, Inc. (13)	5,825,311	5.8%

*	Represents less than 1% of our outstanding common stock.
(1)	Except as otherwise indicated, the address of each person listed on the table is 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626.
(2)	We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options, RSUs, performance-based restricted stock units (PRUs), and warrants held by that person that are currently exercisable or will become exercisable or releasable within 60 days after March 14, 2016 but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 100,162,825 shares of our common stock outstanding as of March 14, 2016.
(3)	Includes 4,000 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 14, 2016. Does not include 35,261 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 18,826 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.
(4)	Includes 36,666 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 14, 2016.

(5)	Includes 179,448 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 14, 2016. Does not include 9,739 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.
(6)	Includes 4,000 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 14, 2016. Does not include 54,558 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 38,123 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.
(7)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 14, 2016. Does not include 34,332 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.
(8)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 14, 2016. Does not include 38,123 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement, from our board of directors.
(9)	Represents shares of our common stock held by Su Sih (BVI) Limited, a company organized under the laws of the British Virgin Islands, referred to as Su Sih. Su Sih is a holding company owned by Mr. Tang Hsiang Chien and Mein et Moi Limited, referred to as MML, a company organized under the laws of the British Virgin Islands and wholly owned by Mr. Tang Ying Yen, Henry. Both Messrs. Tang Hsiang Chien and Tang Ying Yen, Henry are citizens of Hong Kong Special Administrative Region of People’s Republic of China. Mr. Tang Chung Yen, Tom is the son of Mr. Tang Hsiang Chien and the brother of Mr. Tang Ying Yen, Henry and therefore has an indirect ownership in the shares. Su Sih has sole voting and dispositive power over 27,561,874 shares. Messrs. Tang Hsiang Chien, Tang Ying Yen, Henry and MML each have shared voting and dispositive power of 27,561,874 shares. Mr. Tang Hsiang Chien reported beneficial ownership of 22,987,384 shares. Mr. Tang Ying Yen, Henry and MML each reported beneficial ownership of 4,574,490 shares. Such information is as reported on Schedule 13D/A filed by Su Sih, MML, and Messrs. Tang Hsiang Chien and Tang Ying Yen, Henry with the SEC on April 16, 2014. The address of Su Sih is Room 2407, ING Tower, 308 Des Voeux Road, Central, Hong Kong.
(10)	Represents shares of our common stock held by FMR LLC, on behalf of itself and its affiliates, referred to as FMR. Based on the information reported on Schedule 13G/A filed by FMR with the SEC on February 12, 2016: (i) FMR reported beneficial ownership of 8,886,720 shares, sole voting power as to 100,191 of the shares, and sole dispositive power as to 8,886,720 of the shares; (ii) members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and may be deemed to form a controlling group; and (iii) neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies (referred to as the Fidelity Funds) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Board of Trustees. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.
(11)	Represents shares of our common stock held by Dimensional Fund Advisors LP, and certain of its affiliates, referred to as Dimensional. Dimensional has sole voting power over 6,115,192 shares and sole dispositive power over 6,389,508 shares. Such information is as reported on Schedule 13G filed by Dimensional with the SEC on February 9, 2016. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(12)	Represents shares of our common stock held by AllianceBernstein L.P. and certain of its affiliates, referred to as AllianceBernstein. AllianceBernstein has sole voting power over 5,419,138 shares and sole dispositive power over 6,235,800 shares. Such information is as reported on Schedule 13G filed by AllianceBernstein with the SEC on February 16, 2016. The address for AllianceBernstein is 1345 Avenue of the Americas, New York, New York 10105.
(13)	Represents shares of our common stock held by BlackRock, Inc. and certain of its affiliates, referred to as BlackRock. BlackRock has sole voting power over 5,684,592 shares and sole dispositive power over 5,825,311 shares. Such information is as reported on Schedule 13G/A filed by BlackRock with the SEC on February 10, 2016. The address for BlackRock is 55 East 52nd Street, New York, New York 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the fiscal year ended December 28, 2015, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during the fiscal year ended December 28, 2015, except for one late Form 4 reporting one transaction for Daniel J. Weber.

EXECUTIVE OFFICERS OF THE COMPANY

The names, ages and positions of our named executive officers currently serving are provided below. Biographical information regarding these officers is set forth under the following table, except for Mr. Edman, whose biography is set forth above with our other directors.

Name	Age	Position(s) Held With the Company
Thomas T. Edman	53	President, Chief Executive Officer and Director
Chung Tai Keung, Canice	60	Executive Vice President, Asia Pacific Business Development
Douglas L. Soder	55	Executive Vice President and President, Communications and Computing Business Unit
Todd B. Schull	57	Executive Vice President, Chief Financial Officer, and Treasurer
Brian Barber	60	Executive Vice President, Chief Operating Officer

Chung Tai Keung, Canice has served as our Executive Vice President of Business Development, Asia Pacific since January 2016. Prior to that he served as our Executive Vice President and President, Asia Pacific Business Unit from April 2012 to December 31, 2015, and prior to that served as Chief Executive Officer of our Asia Pacific operating segment since April 8, 2010. Prior to joining our Company, Mr. Chung served as Deputy Managing Director of Meadville Group since 2005. Prior to joining the Meadville Group, Mr. Chung was an executive director of Elec & Eltek International Holdings Limited (formerly listed on The Stock Exchange of Hong Kong Limited) from August 1993 to March 2005 and Elec & Eltek International Company Limited (a company listed on the Singapore Exchange Securities Trading Limited) from April 1994 to March 2005. Mr. Chung had been Chief Executive Officer of Elec & Eltek Group’s PCB business and held various management positions at Fairchild Semiconductors (HK) Limited, China Cement Company (Hong Kong) Limited, the Astec Group and Chen Hsong Machinery Co, Limited. Mr. Chung graduated from the Hong Kong Polytechnic University in 1979 in Accountancy. Mr. Chung is currently the chairman of the Hong Kong Printed Circuit Association Limited.

Todd B. Schull became our Executive Vice President, Chief Financial Officer, and Treasurer in June 2015. Mr. Schull served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary since March 2013. Mr. Schull joined our Company as an Executive Vice President in February 2013. Prior to joining us, Mr. Schull served as Senior Vice President of Finance and Corporate Controller of Sanmina Corporation since 2005. Mr. Schull started his career with Deloitte LLP and then held leadership positions with Verbatim Corporation, Solectron Corporation, Tidal Software, Ultratech, Repeater Technologies, and VA Linux. Mr. Schull holds a Bachelor of Science degree in accounting from the University of Utah.

Douglas L. Soder is our Executive Vice President, and President of our Communications and Computing Business Unit since January 2016. Prior to that he served as Executive Vice President and President, North

America Business Unit from April 2012 until December 31, 2015.Prior to that Mr. Soder served as our Executive Vice President since November 2006. Prior to joining our Company, Mr. Soder held the position of Executive Vice President for Tyco Electronics Printed Circuit Group from January 2001 until our acquisition of that company in October 2006. During an almost 24-year career at Tyco Electronics, Mr. Soder served in a variety of sales, sales management, and operations management positions at its AMP Incorporated and Tyco Printed Circuit Group (PCG) subsidiaries. From November 1996 to January 2001, Mr. Soder was Vice President of Sales and Marketing for PCG. Mr. Soder holds a Bachelor of Arts degree in Political Science from Dickinson College.

Brian W. Barber has served as the Executive Vice President and Chief Operating Officer since January 2016 and prior to that as our Senior Vice President and President of our High Technology Business Unit since June 2015. He served as Senior Vice President Operations Printed Circuit Board & Supply Chain Management of Viasystems Group, Inc. from December 2007 until May 2015. From November 2000 to December 2007, Mr. Barber was Vice President Operations Printed Circuit Board/Electro-mechanical, Americas, and from January 2000 to October 2000, Mr. Barber was Vice President Printed Circuit Board Operations, all at Viasystems. Prior to joining Viasystems in 2000, Mr. Barber was employed by Hadco Corporation since 1982, and from 1994 to 1999 served as Vice President and Business Unit Manager of their high technology operation. Mr. Barber received his Bachelor’s Degree in Psychology from Binghamton University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation program, which is established by the compensation committee of our board of directors, is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies and reward the achievement of short-term and long-term performance goals.

Like most companies, we use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executives with those of our stockholders. Historically, our compensation philosophy targeted total compensation at the 50th percentile of comparable companies. However, in 2013, after comparing the profitability, market capitalization and certain other non-revenue metrics of our Company relative to other members of our peer group, our compensation committee determined to revise its compensation philosophy to generally target total compensation between the 25th and 50th percentile of comparable companies. We believe that targeting compensation at the 25th-to-50th percentile will continue to enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. However, our compensation committee’s decisions on target compensation for specific individuals are also influenced by a variety of additional factors, including compensation practices of businesses acquired by us and company and individual performance.

Each year our compensation committee, together with our senior management, establishes performance targets for short-term and long-term incentive plans that require the achievement of significant financial results. Each year our compensation committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies, achievement of strategic objectives, improvements in market share and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executives is determined based on performance and what our compensation committee believes is in the best interests of our stockholders.

We believe that our use of performance-based restricted stock units (referred to as PRUs) instead of stock options, together with an annual incentive bonus program that is based on various combinations of global operating income, business unit operating income, revenue and individual goals, shows that we have closely linked executive officer pay to performance. Our pay mix consists primarily of base salary, annual performance-based bonuses, performance-based equity incentives and time-based equity incentives, and we have limited all other compensation to our corporate officers. We have no pension plans or other executive retirement plans except our 401(k) plan available to North America employees and, except for the housing allowances provided to our Executive Vice President of Asia Pacific Business Development, and the expatriate compensation packages provided to our President of our Communications and Computing Business Unit and our Chief Operating Officer related to their assignments in Hong Kong.

Our named executive officers discussed in this CD&A are:

•	Thomas T. Edman, President and Chief Executive Officer

•	Chung Tai Keung, Canice, Executive Vice President, Asia Pacific Business Development

•	Douglas L. Soder, Executive Vice President and President, Communications and Computing Business Unit

•	Todd B. Schull, Executive Vice President, Chief Financial Officer, and Treasurer

•	Brian Barber, Executive Vice President, Chief Operating Officer

Executive Summary and Impact of 2011 Say-On-Pay Vote

At our 2014 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our executive officers described in our 2014 proxy statement. Approximately 95.05% of the votes cast on the matter were voted “For” such advisory “say-on-pay” approval. In addition, at our 2011 annual meeting, a majority of our stockholders supported our board of directors’ recommendation to hold a vote on our executive compensation program every three years. As a result of the support received for its recommendation, the board of directors determined to hold a vote on executive compensation every three years.

As discussed more fully below, and in light of our focus on pay for performance and the high support our say-on-pay proposal received in 2014, for 2015 and 2016 our compensation committee continued to:

•

use both our peer group and certain composite global compensation survey data as the primary benchmarking tools for evaluating executive compensation, taking into account evolving global and business unit roles and responsibilities of our management team;

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tie a substantial portion of our annual incentive bonus plan for our executive officers to our consolidated operating income and operating cash flow to support collaboration within our senior management team and reward our executive officers for company-wide profitability and cash-flow related performance;

•

use PRUs as an integral component of our long-term incentive program in order to strengthen pay-for-performance and directly incorporate revenue and earnings before interest, tax, depreciation and amortization expense (referred to as EBITDA) objectives;

•

include in our PRU program the use of a modifier tied to our total stockholder return over a three-year period relative to a group of peer companies selected by our compensation committee, thereby providing balance between retention and linkage to stockholder value creation;

•	provide equity awards to our executive officers that is weighted more towards performance than time-vested RSUs; and

•

calculate the number of shares of our common stock subject to PRUs and RSUs by using the six-month trailing average closing sale price of our common stock as of the date of grant, thereby mitigating the effects of stock price volatility.

An important principle driving our compensation programs is a strong belief that it benefits our stockholders and management’s compensation to be tied the Company’s current and long-term performance. As a result, at-risk pay is expected to continue to comprise a significant portion of our executive compensation, particularly for our most senior officers. As indicated above, approximately 95.05% of the votes cast on the 2014 advisory vote on executive compensation were in favor of our executive compensation as described in our 2014 proxy statement. Our board and compensation committee considered these final vote results and determined that, given the significant level of support, no material changes to our executive compensation philosophy were necessary based on the vote results. Nevertheless, our compensation committee strives to continually improve our executive compensation programs.

Role of the Compensation Committee

General. Our compensation committee, which is currently comprised of three independent members of our board of directors, as discussed in greater detail under “Information Relating to Corporate Governance and the Board of Directors,” is responsible for, among other things:

•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of senior management;

•	the approval (or recommendation to our board of directors) of individual compensation for our executive officers, including our chief executive officer;

•	the approval of annual and long-term incentive performance metrics as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.

Our compensation committee, in consultation with the outside executive compensation consultant retained by our compensation committee, also helps analyze the reasonableness and effectiveness of our overall executive compensation package. Our compensation committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.ttm.com.

While our chief executive officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee and, in the case of compensation decisions for our chief executive officer, the non-employee members of our board of directors. These decisions are based not only on our compensation committee’s deliberations, but also on input requested from outside advisors, including our compensation committee’s outside compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our chief executive officer’s compensation have historically been based on recommendations of our compensation committee and included discussions with and approval by all of our non-employee directors without the presence of our chief executive officer or other management. Our compensation committee typically discusses proposals for our chief executive officer’s compensation package with him but always makes final decisions regarding his compensation when he is not present. Decisions regarding other executive officers have typically been made by our compensation committee after considering recommendations from our chief executive officer.

Compensation Consultant. Our compensation committee has historically engaged the services of an outside compensation consultant to provide independent advice in connection with making executive compensation determinations. The chairman of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the outside compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

In July 2014, our compensation committee determined to engage Radford with respect to 2015 compensation matters and in July 2015, our Compensation Committee determined to engage Mercer with respect to 2016 compensation matters. Each of Radford and Mercer (the “Compensation Consultants”) was retained by our compensation committee to provide an independent review of the company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, the Compensation Consultants evaluated our selected peer companies and provided competitive compensation data and analysis relating to the compensation of our chief executive officer and our other senior officers. The Compensation Consultants also furnished the compensation committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation, vesting practices and ownership guidelines; retention value of current equity holdings; target incentive opportunities; and compensation trends for board and committee members. In addition, the Compensation Consultants assisted the compensation committee with its evaluation of the risks associated with our compensation programs and provided our nominating and corporate governance committee with a director compensation assessment.

The compensation committee’s outside compensation consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. For both 2014 and 2015, the Compensation Consultants (Radford) reviewed various proposals presented to the committee by management, and provided updates on market trends and the regulatory environment as it related to executive compensation. Aon-Hewitt, Radford’s parent company, also computed our TSR relative to the PRU Peer Group for our performance awards. The Compensation Consultants, who reports directly to our compensation committee and not to management, and are independent from TTM. Except for TTM’s subscription to certain broad-based compensation survey data, the Compensation Consultants have not provided any services to TTM other than to the compensation committee and receives compensation from TTM only for services provided to the committee. We also have engaged Aon Hewitt to administer our deferred compensation program. Our compensation committee assessed the independence of Radford pursuant to SEC and NASDAQ rules and concluded that the work of Radford has not raised any conflict of interest. See the chart below that outlines the services by year. For a discussion of amounts paid to the Compensation Consultants and Aon Hewitt for executive and director compensation consulting and other services, please see “Payments to Compensation Consultant and its Affiliates” above.

Year	Compensation Consultants	TSR Calculations	NQDC Administrator
2014	Radford	Aon-Hewitt	Aon-Hewitt
2015	Radford	Aon-Hewitt	Aon-Hewitt
2016	Mercer	Aon-Hewitt	Aon-Hewitt

Management Role in Setting Compensation. Members of our human resources and finance departments work with our chief executive officer to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our chief executive officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for his executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short-term and long-term incentive plans. Our chief executive officer is generally subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.

Compensation Structure

Although the final structure may vary from year to year and officer to officer, our compensation committee utilizes three main components for executive officer compensation:

•	Base Salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise, and individual potential and performance;

•	Annual Incentive Bonus — variable cash compensation that takes into account our financial performance during a particular year and individual performance goals; and

•

Long-Term Incentives — stock-based awards, including performance and time-vested restricted stock units that reflect the performance of our common stock and align executive officer and stockholder interests.

Pay Mix. In determining the allocation each year among base salary, annual incentive bonus, and long-term equity incentive compensation, our compensation committee considers the following factors: our short-term and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer’s compensation to the achievement of performance targets and corporate objectives. When considering a proposed compensation package for an executive officer, our compensation committee considers the compensation package as a whole, including each element of total compensation. For example, before determining officer compensation for 2016, our compensation committee reviewed “tally sheets” that listed, for each executive, each element of compensation paid in 2015, including base salary, 2015 incentive bonus, the value of 2015 equity awards, 401(k) matching contributions, and potential payments under severance arrangements, as well as information regarding equity awards made in prior periods. The compensation committee and management use the tally sheets to assess the overall effect and long-term implications of compensation decisions, rather than viewing individual decisions in isolation. We have no pre-established policy for allocating between either cash and non-cash or short-term and long-term compensation.

Our compensation committee believes that the particular elements of compensation identified above produces a well-balanced mix of stock-based compensation, retention value, and at-risk compensation that collectively provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will maximize company performance over the long term. Our compensation committee believes that this approach should lead to increases in stockholder value, provide an appropriate reward for our executive officers, and reduce the risk of loss of executive officers to competitors.

While each element of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, there is a different emphasis on the three primary elements based on an employee’s position and ability to impact our financial results. In general, the percentage of performance-based pay, or at-risk pay, increases with job responsibility. This is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of less compensation when performance falls short of established financial and/or stockholder return targets. The aggregate base pay for our named executive officers comprised approximately 30% of the value of the aggregate compensation opportunities (base salary, target annual incentive bonuses, and long-term equity incentives) provided to them for 2015. This allocation was consistent with our compensation committee’s overall pay-for-performance philosophy with respect to our executive officers, as defined under “Executive Compensation — Fiscal Year 2015 Summary Compensation Table.”

For 2016, compensation for Messrs. Soder, Schull and Barber has been structured so that approximately 70% of compensation consists of equity awards (split as approximately 55% PRUs and approximately 45% time-vested RSUs) and a variable cash incentive bonus program that is performance-based and dependent on our financial results, with the remaining 30% comprising base salary. For these named executive officers, within the portion of compensation representing “performance-based pay” (which includes the annual incentive bonus and

PRU awards), approximately one-half (the annual incentive bonus) is tied to achievement of 2016 incentive goals and approximately one-half (the PRU awards) is tied to achievement of financial goals and total stockholder return over a longer period of time, although the specific mix for each named executive officer varies as described below. Mr. Chung’s equity compensation for 2016 will be comprised of RSUs only to reflect his change in responsibilities to lead the Asia-Pacific Business Development function.

Our chief executive officer’s compensation for 2016 has been structured so that approximately 75% of compensation consists of equity awards (split as approximately 70% PRUs and approximately 30% time-vested RSUs) and a variable cash incentive bonus that is performance-based and dependent on our financial results, with the remaining 25% comprising base salary.

The chart below depicts salary versus the “at risk” pay consisting of incentive awards including non-equity and equity compensation.

Our compensation committee believes that this mix of short-term and long-term incentives provides sufficient rewards in the short term to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term goals that drive stockholder value. This also mitigates the risk of named executive officers focusing solely on short-term or long-term goals, and offers retention value as the compensation is received over an extended performance period. It is also consistent with compensation practices of our peer group companies.

Total compensation for specific individuals varies based on a number of factors in addition to company and individual performance, including scope of duties within our global organizational structure, institutional knowledge, position readiness, horizontal parity, and/or level of difficulty in recruiting a replacement executive.

Compensation Levels and Benchmarking. Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our global company; the individual’s experience and expertise; the compensation levels for the individual’s peers within our Company; compensation levels for similar positions in the PCB industry or in the technology industry more generally; performance of the individual and our Company as a whole; and the levels of compensation necessary to recruit new executive officers. For 2015 and 2016, our compensation committee reviewed the compensation of our officers and compared it with that of both our peer group companies and broader, composite global market survey data provided by our compensation consultant.

For 2015, Radford recommended certain refinements to our peer group based upon our Company’s position in our industry and the differing growth rates among the companies in our peer group, as well as to make the peer group more reflective of our business and competitive market for talent. As a result, our compensation committee revised the revenue and market capitalization elements for our peer group to include (i) companies with revenues between $700 million and $3.0 billion, and (ii) companies with market capitalization between $250 million and $2.5 billion. Radford also recommended taking into account the peer groups used by proxy advisory firms. Our compensation committee added Cubic Corporation, Diodes Incorporated, Fabrinet, KEMET Corporation, and

ON Semiconductors Corporation. This resulted in a peer group that included the following 21 companies which were used for benchmarking purposes in 2015 (collectively, the “2015 Peer Group”):

• AVX Corporation	• Benchmark Electronics, Inc.	• CTS Corporation

• Cubic Corporation	• Curtiss-Wright Corporation	• Cypress Semiconductor Corp.

• Diodes Incorporated	• Esterline Technologies Corporation	• Fabrinet

• Fairchild Semiconductor International, Inc.	• Heico Corporation	• International Rectifier Corporation

• KEMET Corporation	• Microsemi Corporation	• Moog Inc.

• OmniVision Technologies, Inc.	• ON Semiconductor Corporation	• Plexus Corp.

• RF Micro Devices, Inc.	• Skyworks Solutions, Inc.	• Teledyne Technologies Incorporated

• Viasystems Group, Inc.

For 2016, Mercer recommended further refinements to our peer group, while keeping criteria for our peer group consistent with the 2015 criteria and including (i) companies with revenues between $700 million and $3.0 billion, and (ii) companies with market capitalization between $250 million and $2.5 billion. For the fiscal year ended December 28, 2015, our revenue was $2.095 billion and our market capitalization was approximately $670 million. As a result of this reevaluation, for 2016, our compensation committee added Sanmina, Celestica, and Trimble Navigation to our peer group. Our compensation committee also removed Microsemi, Skyworks Solutions, Heico, International Rectifier, RF Micro Devices, and Cypress Semiconductor from our peer group company to more accurately reflect the new size and business mix of the Company as a result of the acquisition of Viasystems. This resulted in a peer group that included the following 18 companies which, along with the broader survey discussed below, were used for benchmarking purposes in 2016 (collectively, the “2016 Peer Group”):

• AVX Corporation	• Benchmark Electronics, Inc.	• CTS Corporation

• Cubic Corporation	• Curtiss-Wright Corporation	• Celestica

• Diodes Incorporated	• Esterline Technologies Corporation	• Fabrinet

• Fairchild Semiconductor International, Inc.	• Sanmina	• Teledyne Technologies Incorporated

• KEMET Corporation	• Trimble Navigation	• Moog Inc.

• OmniVision Technologies, Inc.	• ON Semiconductor Corporation	• Plexus Corp.

This peer group is not used for the stock price performance graph included in our Annual Report on Form 10-K for the year ended December 28, 2015. That Form 10-K performance graph compares the cumulative total stockholder return on our common stock against the cumulative total return on the NASDAQ Composite Index and the Dow Jones U.S. Electrical Components & Equipment Index.

Although peer group data provided relevant benchmarking information for our chief executive officer and chief financial officer, Radford recommended the use of certain broader technology survey data for both those officers and our other executive officers in order to provide a deeper database based on job and revenue responsibility and thereby be more reflective of the market for talent for those other executive officers and senior management. More specifically, for 2016, to benchmark compensation for all of our executive officers other than our chief executive officer and chief financial officer, Mercer provided our compensation committee with data from Radford’s global survey. Mercer recommended survey data for companies in the semiconductor, computer storage and peripherals, and communications equipment industries with annual revenues between $700 million and $3.0 billion, in order to align more closely to the criteria used to select our 2016 Peer Group. Compensation for our chief executive and chief financial officer is benchmarked against both our peer group and that broader survey data.

As discussed above, our compensation committee targets the compensation levels of our executive officers between the 25th and 50th percentile of comparable officers at comparable companies, as derived from both peer group data and broader composite survey data. Our compensation committee may vary from this target range for various elements of compensation depending on the executive officer’s job performance, skill set, level of responsibilities, prior compensation and business conditions. The compensation for our executive officers discussed herein for 2016 falls generally within this targeted range.

Our compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.

Risk Management Considerations. Our compensation committee believes that our performance-based bonus and equity programs provide incentives to create long-term stockholder value. Several elements of the programs are also designed to discourage behavior that leads to excessive risk:

•

Our compensation committee believes that operating income and operating cash flow as a percentage of revenues, the financial metrics used to determine the amount of an executive’s annual incentive bonus, are measures that drive long-term stockholder value. Moreover, the committee attempts to set ranges for these metrics that encourage success without encouraging excessive risk taking to achieve short-term results.

•

The use and equal weighting of both revenue and EBITDA performance metrics in our PRU program limits the ability of an executive to be rewarded for taking excessive risk on behalf of our Company by, for example, seeking revenue-enhancing opportunities at the expense of EBITDA, since performance is required on both metrics to maximize payout under the PRU program.

•

The measures used to determine vesting of our PRUs are based on rolling three-year performance periods. The committee believes that these three-year performance periods encourage executives to attain sustained performance over several periods, rather than performance in a single period.

•	Our time-vested RSUs vest over a three-year period, encouraging executives to look to long-term appreciation in equity values.

•

Our management incentive plan provides that executives will only receive payments if the Company achieves at least 60% of the target operating income. Similarly, our PRU program provides that executives will “bank” PRU shares if we achieve at least 60% of the revenue and EBITDA targets. The committee believes that these minimum thresholds discourage management from taking excessive risk to achieve performance at a higher percentage of the established target.

•

Our management incentive plan and PRU program both have maximum thresholds which limit payouts recognizing exceptional performance. Maximum thresholds encourage management to exceed established performance targets however mitigate risk by limiting payouts which avoid excessive risk-taking or sacrificing future period performance.

•

Our PRU program uses a modifier based on our Company’s total stockholder return (TSR) based on stock price changes over a three-year period (using for each year’s awards the 6-month trailing average closing price of the beginning of the year compared to the 6-month trailing average closing sales price three years later) relative to the TSR of peer companies selected by our compensation committee. Our compensation committee believes that the use of a 6-month trailing average closing stock price mitigates the potential risks of basing potential PRU payments on changes in stock prices that may not be reflective of long-term performance.

Individual Executive Officer Compensation

Base Salary. Base salaries for our executive officers are set with regard to the level of the position within our Company, the individual’s performance in recent periods, and the executive’s potential for continued development within our global organization. The base salary levels, and any increases or decreases to those levels for each executive officer, are reviewed and approved each year by our compensation committee. Such adjustments may be based on factors such as the overall performance of our Company, new roles and responsibilities assumed by the executive, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, the length of service with our Company, or revisions to our compensation philosophy. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our compensation committee’s judgment. Although salaries are generally targeted at the 25th to 50th percentile of our peer group and relevant compensation survey data, our compensation committee may also take into account historical compensation, internal parity with other executives, potential as a key contributor, and special recruiting and retention situations. We believe that providing base salaries within the market 25th to 50th percentile of our peer group and the broader market survey provided by our compensation consultants will enable us to remain competitive for qualified executive officers while avoiding paying amounts in excess of what we believe necessary to attract and retain such executive officers.

Base Salaries for 2015. Base salary deliberations for 2015 were conducted from December 2014 to February 2015.

In February 2015, Mr. Edman, our chief executive officer, met with our compensation committee to present recommendations for each of our executive officers (other than himself). In considering these recommendations, the compensation committee reviewed the composite market survey data provided by Radford and peer group data. Mr. Edman recommended that the base salary of Mr. Chung not be changed as his compensation remained above the median for officers holding similar positions in comparable companies, while the base salary for Messrs. Soder and Schull be increased slightly as both would remain in the 25th to 50th percentile of our peer companies. After its review, in February 2015 our compensation committee approved the base salaries recommended by Mr. Edman for our other executive officers.

For 2015, our compensation committee ultimately recommended, and all of our non-employee directors approved, increasing the base salary for Mr. Edman to $650,000 which still positioned him slightly below the 25th percentile of CEOs of our 2015 Peer Group. The 2015 increases in base pay for our executive officers, including Mr. Edman, became effective on March 16, 2015. A summary of base salary increases made for 2015 is outlined below for each of our executive officers:

	Base Salary
Name	2014		2015		Y/Y Change
Thomas T. Edman	$620,000		$650,000		4.8%
Chung Tai Keung, Canice	$752,000	(1)	$752,000	(2)	0%
Douglas L. Soder	$412,000		$424,000		2.9%
Todd B. Schull	$370,000		$400,000		8.1%
Brian W. Barber(3)	N/A		$353,100		N/A

(1)	Includes housing allowance of approximately $260,000 Also includes an additional component of base salary of approximately $107,000 paid subsequent to 2014 year end, as is consistent with competitive practices in the region in recognition of the Chinese New Year.
(2)	Includes housing allowance of approximately $260,000 Also includes an additional component of base salary of approximately $107,000 paid subsequent to 2015 year end, as is consistent with competitive practices in the region in recognition of the Chinese New Year.
(3)	Mr. Barber joined our Company on June 1, 2015 as a result of the Viasystems acquisition.

Base Salaries for 2016. Base salary deliberations for 2016 were conducted from December 2015 to February 2016.

In February 2016, Mr. Edman, our chief executive officer, met with our compensation committee to present recommendations for each of our executive officers (other than himself). In considering these recommendations, the compensation committee reviewed the composite market survey data provided by Mercer and peer group data. Mr. Edman recommended that the base salary of Mr. Chung not be changed, as his compensation remained above the median for officers holding similar positions in comparable companies, while the base salary for Messrs. Soder, Schull and Barber be increased, bringing each closer to the 50th percentile of our peer companies. After its review, in February 2016 our compensation committee approved the base salaries recommended by Mr. Edman for our other executive officers.

For 2016, our compensation committee ultimately recommended, and all of our non-employee directors approved, maintaining the base salary for Mr. Edman at $650,000. The 2016 increases in base pay for our executive officers became effective on April 1, 2016. A summary of base salary increases made for 2016 is outlined below for each of our executive officers:

	Base Salary
Name	2015		2016		Y/Y Change
Thomas T. Edman	$650,000		$650,000		0%
Chung Tai Keung, Canice	$752,000	(1)	$752,000	(2)	0%
Douglas L. Soder	$424,000		$450,000		6.1%
Todd B. Schull	$400,000		$420,000		5.0%
Brian W. Barber	$353,100		$375,000		6.2%

(1)	Includes housing allowance of approximately $260,000. Also includes an additional component of base salary of approximately $107,000 paid subsequent to 2015 year end, as is consistent with competitive practices in the region in recognition of the Chinese New Year.
(2)	Includes housing allowance of approximately $260,000. Also includes an additional component of base salary of approximately $107,000 paid subsequent to 2016 year end, as is consistent with competitive practices in the region in recognition of the Chinese New Year.

Annual Incentive Bonus Plan. In addition to base salaries, our compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term performance goals. To support collaboration within our senior management team, our compensation committee rewards all of our executive officers for company-wide performance by tying bonus awards to our operating income and the generation of free cash flow. The compensation committee believes operating income is a good indicator in capturing our success given the market in which we compete and is a measure that management can easily track and communicate to employees throughout the performance period. Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our Company’s actual performance. Payments pursuant to our management incentive plan are intended to qualify as “Performance Awards” under our 2006 Incentive Compensation Plan, referred to as the 2006 Plan, and our TTM Technologies, Inc. 2014 Incentive Compensation Plan, referred to as the 2014 Plan, and thereby constitute performance-based compensation not subject to the deductibility limitations of Section 162(m).

For 2015, in response to the recommendation of management, our compensation committee determined that the incentive bonuses for Messrs. Chung and Soder should be based 24% on our global operating income, 6% of global cash flow from operations as a percentage of revenue and 48% on the operating income of the business unit for which such executive is primarily responsible and 12% of cash from operations as a percentage of revenue for that business unit. The incentive bonus for Messrs. Edman and Schull is based upon 72% of the global operating income and 18% of the global cash flow from operations as a percentage of revenue. In addition, 10% of the target bonus for each of such officers was based on individual goals proposed by our chief executive officer and approved by our compensation committee. Mr. Barber’s incentive bonus for 2015 was based on the bonus plan established by Viasystems Group, Inc. prior to the acquisition of Viasystems in June 2015. Annual incentive bonus compensation programs for other management personnel are based on a combination of consolidated company, business unit and/or facility results, as well as individual goals that are established with input from the specific employee and his or her supervisors. Further, our Company must achieve a minimum of 60% of the global operating income target for any payout to be earned under the annual incentive bonus plan. This type of program design motivates business units to work together to achieve greater returns for our stockholders. In any one year, because we are comprised of a number of different business units, managers in high-performing business units may receive significantly more compensation than managers in business units that do not perform well.

Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the financial target for our annual cash bonus program. In general, management makes the initial recommendation for the financial target based upon our Company’s annual board-approved budget, as well as the bonus opportunity for each officer, and these recommendations are reviewed and discussed by the committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the budget for the current year. Other factors taken into account may include general economic and market conditions. Our compensation committee sets the final corporate performance goal during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.

At the end of each year, our compensation committee determines the level of achievement for the specified financial goal (after making any appropriate adjustments to such goal for the effects of corporate events that were not anticipated in establishing the performance measure) and awards credit for the achievement of the goal as a percentage of the target bonus. Final determinations as to bonus levels are then based on that percentage. Actual bonuses are generally paid to the executives in the first quarter of the subsequent year.

In setting annual incentive compensation financial targets and bonus opportunities for our executive officers, our compensation committee does not consider the effect of past changes in stock price. In addition, incentive compensation decisions are made without regard to length of service. For example, executive officers with longer service or who are eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in any given year than executives with shorter service.

2015 Annual Incentive Bonuses. For 2015, our compensation committee determined to make the following changes from our 2014 management incentive plan:

•

add operating cash flow as a percentage of global revenue as a component of the overall bonus calculation (while reducing the percentage allocated to global operating income to accommodate the inclusion of the operating cash flow as percentage of global revenue component) in order to incentivize cash management performance at the corporate level; and

•

add operating cash flow as a percentage of the regional business unit revenue for the presidents of each of our business units (while reducing the percentage allocated to regional business unit operating income to accommodate the inclusion of the regional measurement of operating cash flow) in order to incentivize cash management performance at the business unit level.

Our compensation committee determined to include operating cash flow as a bonus measurement because it provides an important emphasis on properly balancing profitability with the overall balance sheet performance of our Company. This measurement will constitute approximately 20% of our overall financial goals used to calculate a bonus payout if achieved. The 2015 global and regional business unit operating income and operating cash flow as a percentage of revenue targets were again based on the annual budget previously approved by our board of directors, after excluding stock-based compensation expense (including compensation expense attributable to our PRU program), goodwill impairment, building and other significant asset sales, asset write-downs, plant closure and related layoff costs, acquisition costs, and amortization of intangibles. Upon achievement of the primary, operating income and operating cash flow as a percentage of revenue performance target(s), the bonus for each officer will become payable pursuant to the formula described in the following chart, but the actual bonus paid will still depend on the officer’s achievement of the secondary, individual performance goals as discussed above. For Mr. Barber, his 2015 Incentive Bonus was based upon global EBITDA performance against budget for legacy Viasystems’ businesses for the seven months after closing through the end of the calendar year.

The table below lists the 2015 base salaries and bonus levels for each of our executive officers during 2015.

	2015 Base Salary	Annual Incentive Bonus Levels as % of Base Salary
Name		60% of Target(1)	80% of Target	100% of Target	120% of Target(2)
Thomas T. Edman	$650,000	30%	50%	100%	230%
Chung Tai Keung, Canice(3)	$752,000	25%	37.5%	75%	160%
Douglas L. Soder	$424,000	25%	37.5%	75%	160%
Todd B. Schull	$400,000	25%	37.5%	75%	160%
Brian W. Barber(4)	$353,100	0%	35%	70%	140%

(1)	Represents the percentage of 2015 base salary that the executive received since we achieved at least 60% of the operating income target(s) established by our board of directors. Bonuses would not have been earned if operating income was less than 60% of the target(s).
(2)	Represents maximum potential bonus payout.
(3)	Includes housing allowance of approximately $260,000. Also includes an additional component of base salary of approximately $107,000 paid subsequent to 2015 year end, as is consistent with competitive practices in the region in recognition of the Chinese New Year.
(4)	Represents full year salary.

In February 2016, our compensation committee reviewed our 2015 performance relative to the 2015 operating income goals for the first half (TTM only) and second half (combination of TTM and Legacy Viasystems businesses). The first half performance was certified at 146.7% of the global operating income target, 100.8% of the North America Business Unit target, and 191.1% of the Asia Pacific Business Unit target. The second half, which included legacy Viasystems business in the global performance, was certified at 105.2% of the global operating income target, 113.4% of the North America Business Unit target, and 110.9% of the Asia Pacific Business Unit target. In addition, the Committee certified the Viasystems- EBITDA target of 83.1% from close to year end. The compensation committee also reviewed and assessed the attainment of the individual goals that had been established for Messrs. Edman, Chung, Soder and Schull. We use particular performance goals to ensure that other important areas of our business are measured and emphasized, which may include but are not limited to customer satisfaction, market positioning and growth, structural and organizational improvements, as well as critical projects and assignments. Performance goals do not payout unless our Company achieves its threshold financial performance metrics. As a result, our compensation committee authorized the payment of 2015 incentive bonuses as follows:

Name	2015 Incentive Bonus
Thomas T. Edman	$1,244,711
Chung Tai Keung, Canice	$1,062,619
Douglas L. Soder	$476,224
Todd B. Schull	$538,753
Brian W. Barber(1)	$101,797

(1)	Represents bonus earned from June 1, 2015 through December 28, 2015.

2016 Annual Incentive Bonuses. The table below lists the 2016 base salaries and bonus levels for each of our current executive officers.

	2016 Base Salary		Annual Incentive Bonus Levels as % of Base Salary
Name			60% of Target(1)	80% of Target	100% of Target	120% of Target(2)
Thomas T. Edman	$650,000		30%	50%	100%	230%
Chung Tai Keung, Canice	$752,000	(3)	25%	37.5%	75%	160%
Douglas L. Soder	$450,000		25%	37.5%	75%	160%
Todd B. Schull	$420,000		25%	37.5%	75%	160%
Brian W. Barber	$375,000		25%	37.5%	75%	160%

(1)	Represents the percentage of 2016 base salary that the executive will receive if we achieve 60% of the operating income target(s) established by our board of directors. Bonuses will not be earned if operating income is less than 60% of the target(s).
(2)	Represents maximum potential bonus payout.
(3)	Includes housing allowance of approximately $260,000. Also includes an additional component of base salary of approximately $107,000 paid subsequent to 2016 year end, as is consistent with competitive practices in the region in recognition of the Chinese New Year.

Equity Awards. We believe that providing a significant portion of our executive officers’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. By compensating our executives with our equity, executives receive a stake in our Company’s financial future, and the gains realized in the long term depend on the executives’ ability to drive our financial performance. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in a competitive market.

Our compensation committee develops its equity award determinations based on its judgment as to whether the total compensation packages provided to our executive officers, including prior equity awards and the level of vested and unvested equity awards then held by each participating officer, are sufficient to retain, motivate, and adequately reward the executive officers. This judgment is based in part on information provided by benchmarking studies. In addition, our compensation committee considers the accounting costs that will be reflected in our financial statements when establishing the forms of equity to be granted and the size of the grants, as well as the potential dilution associated with the equity awards.

We currently grant equity awards through our 2014 Plan, which was adopted by our board of directors and approved by our stockholders and permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other stock-based awards to our officers, directors, employees, and consultants.

We continued to use our equity compensation program judiciously in 2015. Our year-to-date gross burn rate (calculated using ISS’s methodology for calculating burn rate, as a percentage of our total outstanding shares) as of December 2015 was 2.9% which approximates the 40th percentile of our peer companies. As of December 2015, our three-year average burn rate was 2.2% which is positioned between the 25th and 50th percentiles of our peer companies. We believe that these percentages demonstrate our commitment to careful and efficient use of the shares that stockholders have approved for issuance under our 2006 Plan and our 2014 Plan.

Since 2010, we have used two forms of equity for long-term equity incentive compensation for our executive officers: time-vested restricted stock units (“RSUs”) and performance RSUs (“PRUs”).

Restricted Stock Units. RSUs represent the right to receive one share of our common stock for each RSU upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. RSU awards reflect both increases and decreases in stock prices from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels compared to options, whose intrinsic value changes only when the market price of shares is above the exercise price. RSUs also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team. In addition, RSUs allow our compensation committee to deliver equivalent value with use of fewer authorized shares.

Shares of our stock are issued to RSU holders as the awards vest. The vesting schedule for RSUs granted to our executive officers and other employees provides that each award vests in three equal annual installments, aimed at strengthening retention with our Company, except that recipients may be entitled to a pro-rata amount of RSUs in the case of the recipient’s death, disability or “retirement” (voluntary termination by an employee who is at least 62 and has at least five years of continuous service). In 2015, we granted time-vested RSUs for an aggregate of 1,300,812 shares of our common stock to a total of 497 employees, of which time-vested RSUs for an aggregate of 198,431 shares were issued to Messrs. Edman, Chung, Barber, Soder and Schull.

Performance RSUs. In order to strengthen pay-for-performance, our compensation committee approved a long-term incentive program (referred to as the PRU Program) for our executive officers and certain other members of our senior management team. Under this program, PRUs are awarded to eligible officers. PRU awards are intended to reward officers to the extent we achieve specific pre-established financial performance goals and provide a long-term return to our stockholders relative to a broader market index. Implementation of this program represented an important step by our compensation committee to drive a pay-for-performance culture with a component explicitly linked to total stockholder return.

Under the PRU Program, a target number of PRUs is awarded at the beginning of each three-year performance period. The number of shares of our common stock released at the end of the performance period will range from zero to 2.4 times the target number depending on performance during the period. The performance metrics of the PRU Program are (a) annual financial targets, which for 2014, 2015 and 2016 are based on revenue and EBITDA, each of which is equally weighted, and (b) an overall “modifier” based on our Company’s total stockholder return (referred to as TSR) over a three-year performance period relative to a TSR Peer Group of 17 peer companies selected by our compensation committee for 2014, a TSR Peer Group of 18 peer companies selected by our compensation committee for 2015, and a TSR peer group of 23 peer companies selected by our compensation committee for 2016, each as further described below. Payouts under the PRU Program are based on rolling three-year performance periods, and the annual financial metrics for future years may be different from those selected for 2014, 2015 and 2016.

Each PRU will be equal in value to one share of our common stock. Recipients of PRU awards generally must remain employed by us on a continuous basis through the end of the relevant performance period in order to receive any amount of the PRUs covered by that award, except that recipients may be entitled to a pro-rata amount of PRUs in the case of the recipient’s death, disability or “retirement” (voluntary termination by an employee who is at least 62 and has at least five years of continuous service).

The key financial metrics of revenue and EBITDA are equally weighted under our PRU Program. The metric of EBITDA is generally intended to focus our executives on tangible growth and cost reduction opportunities. Our compensation committee believes that this is a key metric that both drives and demonstrates improved financial performance within our Company. Similar to our calculation of the operating income metric used in our annual incentive bonus program, EBITDA excludes stock-based compensation expense, goodwill impairment, building and other significant asset sales, asset write-downs, plant closure and related layoff costs, acquisition costs, amortization of intangibles, and loss on extinguishment of debt. It is also a complementary metric to the revenue metric used under the PRU Program. The combination of the two performance metrics limits the ability of an executive to be rewarded for taking excessive risk on behalf of our Company by, for example, seeking revenue-enhancing opportunities at the expense of EBITDA, since performance is required on both metrics to maximize payout under the PRU Program. The performance targets established by our compensation committee are used for compensation and budgeting purposes and should not be understood to be management’s expectations or guidance relating to future financial performance.

The TSR modifier is intended to ensure that there are no payouts or limited payouts under the PRU Program if our stock performance is significantly below the median TSR of our TSR Peer Group for the three-year performance period. If the annual financial goals (currently revenue and EBITDA) are met and if there is strong relative TSR performance over the three-year performance period, the PRU Program will provide substantial rewards to participants with respect to that performance period. However, even if revenue and EBITDA goals are achieved in each of the three years, there will be no payout if our stock performance is well below the median TSR of our TSR Peer Group.

Under the PRU Program, annual financial goals are set in the first quarter of each year, and performance is reviewed after the end of that year. For 2015 and 2016, the annual financial goals remain revenue and EBITDA, each of which is equally weighted. The percentage to be applied to each participant’s target award ranges from zero to 160%, based upon the extent to which the two annual performance goals are achieved. If we do not achieve a 60% threshold level of revenue or EBITDA performance for the year, the amount earned for that performance element of one-third of the award is zero. If we achieve the 60% threshold for both the targeted levels of revenue and EBITDA performance for the year, a percentage (ranging on a sliding scale from 40% to 160%) will be applied to one-third of the participant’s PRU award to determine the number of units earned during that year. If we achieve 120% or more of the target level of revenue or EBITDA, the amount earned for that performance element of the award will be 160% of one-third of the initial PRU award. For example, if a named executive officer received a target award of 234,000 PRUs, we use revenue and EBITDA as our annual financial goals for each of the three years in the performance period and we achieve (i) 130% of the revenue target and 60% of the EBITDA target in the first year, (ii) 100% of each of the revenue and EBITDA targets in the second year, and (iii) 120% of the revenue target and 55% of the EBITDA target in the third year, the participant would earn (and “bank,” pending application of the TSR modifier) 218,400 PRUs ((160% x 39,000) + (40% x 39,000) + (100% x 39,000) + (100% x 39,000) + (160% x 39,000) + (0 x 39,000)). At the end of the three-year performance period, the total units earned, if any, are adjusted by applying a modifier based on our Company’s TSR based on stock price changes (using for each year’s awards the 6-month trailing average closing price at the beginning of the year compared to the 6-month trailing average closing price three years later), assuming reinvestment of dividends, relative to the TSR of our TSR Peer Group (a TSR Peer Group of 17 peer companies for PRUs granted in 2014, and a TSR Peer Group of 18 peer companies for PRUs granted in 2015, each as further described below) for the three-year period. If our TSR is in the bottom 20th percentile of the applicable TSR Peer Group for 2014 and 2015 grants and 10% for 2016 grants, the modifier will be zero, and no shares will be released with respect to that three-year performance period. If our TSR is at or above the 80th percentile of the applicable TSR Peer Group for the period, the maximum modifier of 150% will apply, and the number of shares released will equal 150% of the number of units earned during the period with respect to annual financial metric performance. If our TSR is between the 20th and 50th percentile, the modifier will range on a sliding scale between .70 and 1.0. If our TSR is between the 50th and 80th percentile, the modifier will range on a sliding scale between 1.0 and 1.5.

For example, if a participant was credited with 218,400 PRUs at the end of the performance period and our TSR for that three-year period was at the 80th percentile of the applicable group of comparable companies, a total of 327,600 shares of our common stock would be released to the participant for that period (218,400 x 150% = 327,600).

To achieve the maximum payout (240% of the initial PRU award), we must achieve the maximum annual financial goals for each of the three years in the relevant performance period and our TSR must meet or exceed the 80th percentile of the TSRs of the applicable group of comparable companies for that period. Award values will reflect changes in stock price (both increases and decreases) over the three-year period because awards are denominated in stock units payable in shares.

Our compensation committee approved a revision to the TSR modifier applicable to the PRU awards granted to provide for a modifier that compares our TSR to the TSR of a group of peer companies (which we refer to as the TSR Peer Group) over the three-year performance period. Our compensation committee believes that the selected peer group is more appropriate for determining TSR under our PRU Program as it provides a comparison of our Company’s stock price performance against our global competitors and better alignment with stock holder investment choices. For 2016, the compensation committee modified our peer group to better reflect our competitors in the contract electronic manufacturing sector as viewed by the market and investment communities. As a result, they set the minimum threshold at 10% of our TSR Peer Group as a modifier for a payout. For 2015, our compensation committee selected the following companies to comprise the 2015 TSR Peer Group (collectively the “2015 TSR Peer Group”):

• AT&S Austria Technologie	• Compeq Manufacturing Co., Ltd.	• Daeduck Gds Co Ltd
• Flextronics International Ltd.	• Kingboard Chemical Holdings Ltd.	• Gold Circuit Electronics Ltd.,
• HannStar Board Corporation	• Ibiden Co., Ltd.	• Multi-Fineline Electronix, Inc.
• Nanya Technology Corporat	• Sanmina Corporation	• Samsung Electro-Mechanics Co., Ltd.
• SimmTech Co. Ltd.	• Tripod Technology Corporation	• Unimicron Technology Corp.
• Unitech Printed Circuit Board Corp.	• WUS Printed Circuit Co., Ltd.	• Zhen Ding Technology Holding Limited

For 2016, our compensation committee selected the following companies to comprise the 2016 TSR Peer Group (collectively the “2016 TSR Peer Group”:

• AT&S Austria Technologie	• Compeq Manufacturing Co., Ltd.	• Daeduck Gds Co Ltd
• Flextronics International Ltd.	• Kingboard Chemical Holdings Ltd.	• Gold Circuit Electronics Ltd.,
• HannStar Board Corporation	• Ibiden Co., Ltd.	• Multi-Fineline Electronix, Inc.
• Nanya Technology Corporat	• Sanmina Corporation	• Samsung Electro-Mechanics Co., Ltd.
• SimmTech Co. Ltd.	• Tripod Technology Corporation	• Unimicron Technology Corp.
• Plexus	• Celestica	• Jabil
• Unitech Printed Circuit Board Corp.	• WUS Printed Circuit Co., Ltd.	• Zhen Ding Technology Holding Limited
• Benchmark	• Chinpoon

The TSR Peer Groups will be subject to adjustment to account for events such as acquisitions, mergers, and the like.

Equity Award Mix. Our compensation committee may in the future adjust the mix of equity award types or approve different awards as part of the overall long-term incentive award. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of performance and time-vested RSUs, options or other equity-related awards depending on our compensation committee’s assessment of the total compensation package being offered.

2015 Equity Awards. For 2015, our compensation committee determined to use the same long-term target amounts as 2014 for the presidents of our regional business units, while increasing the target amount for Mr. Schull so that all of our executive vice presidents received the same equity awards. Our compensation committee determined to increase Mr. Edman’s equity grant to reflect his increased responsibilities and base salary as our chief executive officer, and increased the percentage of his long-term incentive target amount that consists of PRUs to 70% (compared to 55% in 2014) to further link our chief executive officer’s compensation to performance. In addition, as discussed above, for our 2015 PRU program, the compensation committee determined to include a TSR modifier that will compare our TSR against the TSR of the TSR Peer Group.

The following table sets forth the estimated value of our 2015 equity awards and the number of time-vested RSUs and PRUs awarded to our executive officers for 2015.

	Dollar Value of RSUs		Number of RSUs(1)
Name	Performance	Time-vested(2)	Performance	Time-vested(2)
Thomas T. Edman	$910,000	$390,000	127,451	54,622
Chung Tai Keung, Canice	$385,000	$315,000	53,992	44,118
Douglas L. Soder	$385,000	$315,000	53,992	44,118
Todd B. Schull	$385,000	$315,000	53,992	44,118
Brian W. Barber(3)	$—	$100,000	—	11,455

(1)	The number of RSUs awarded to each of our executive officers was calculated using a dollar value per share of $7.14, which was the six-month trailing average closing price of our common stock as of February 2, 2015, the grant date for those awards. On February 25, 2015, the closing sales price for our common stock was $8.80.
(2)	One-third of the RSUs vest on each of the first three anniversaries of the grant date.
(3)	Mr. Barber received a welcome grant of RSUs using a dollar value per share of $8.73, which was the six-month trailing average closing price of our common stock as of June 23, 2015.

In February 2016, our compensation committee reviewed our 2015 performance relative to the 2015 revenue and EBITDA goals and certified performance at approximately 102.7% and 113.6% of those targets, respectively. We ranked the 29th percentile of TSR peer group over the three-year performance period applicable to the PRU awards granted in 2013. As a result, 270,818 shares were paid out under the 2013 PRU awards in 2016.

2016 Equity Awards. For 2016, our compensation committee determined to use the same long-term target amounts as 2015 for each our named executive officers. Our compensation committee balances the mix of time-vested RSUs, which are geared to promote retention, and PRUs, which are geared to grow long-term value with our Company, in accordance with the overall philosophy valuing both components of equity compensation, with an emphasis on driving long-term value. In determining the ratio between PRU and time-vested RSU awards, the compensation committee reviewed and took into consideration compensation practices at other companies, our compensation consultants’ recommendations, and the compensation committee’s desire to insure that a significant portion of equity compensation be tied to our Company’s performance against our peers. For 2016, the committee approved an increase in Mr. Edman’s equity award to bring him closer to the 25th percentile of our peer groups. Additionally, the compensation committee desired to ensure that its equity program was competitive, provided long term retention of critical leadership talent, and best aligned pay practices with the interests of our stockholders. The following table sets forth the estimated value of our 2016 equity awards and the number of time-vested RSUs and PRUs awarded to our executive officers for 2016.

	Dollar Value of RSUs		Number of RSUs(1)
Name	Performance	Time-vested(2)	Performance	Time-vested(2)
Thomas T. Edman	$1,050,000	$450,000	158,133	67,771
Chung Tai Keung, Canice	$—	$315,000	—	47,440
Douglas L. Soder	$385,000	$315,000	57,982	47,440
Todd B. Schull	$385,000	$315,000	57,982	47,440
Brian W. Barber	$385,000	$315,000	57,982	47,440

(1)	The number of RSUs awarded to each of our executive officers was calculated using a dollar value per share of $6.64, which was the six-month trailing average closing price of our common stock as of March 2, 2016, the grant date for those awards. On March 2, 2016, the closing sales price for our common stock was $6.76.
(2)	One-third of the RSUs vest on each of the first three anniversaries of the grant date.

The annual financial performance goal or goals for 2017 and future years will be established in the first quarter of each of those subsequent years, and may or may not be based on our revenue and/or EBITDA in those years. Whether any units credited under our 2014, 2015 and 2016 grants will be paid out in shares at the end of the applicable three-year period will depend on future results and our TSR during that period, neither of which is determinable until the end of the three-year period.

Other Compensation Elements

Nonqualified Deferred Compensation. In October 2011, we adopted a deferred compensation plan that allows our directors, executive officers and other eligible employees voluntarily to defer receipt, on a pre-tax basis, of some of the compensation they have earned. This plan allows eligible employees to defer more compensation than they otherwise would be permitted to defer under our 401(k) savings plan. Our compensation committee approved the deferred compensation plan as a competitive practice to help us attract and retain top talent, and we expect to re-evaluate the plan from time to time. Amounts credited under the plan are credited with deemed earnings, but we do not provide matching or other employer contributions under this plan. Due to its conservative design, the benefits provided under our deferred compensation plan are not considered a material element of an executive officer’s overall compensation package. In 2014, Messrs. Soder and Schull elected to participate in our deferred compensation plan for 2015 and deferred a portion of their 2014 incentive bonuses paid in March 2015. In 2015, Messrs. Edman, Schull, and Soder elected to participate in our deferred compensation plan for 2016 and deferred a portion of their 2015 incentive bonuses paid in March 2016. In 2014 and 2015, Mr. Barber elected to participate in the legacy Viasystems deferred compensation plan and deferred a portion of his salary and bonus.

Other Compensation. All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all of our employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice. These benefits are not considered by our compensation committee in determining the compensation of our executive officers.

Severance Payments and Accelerated Vesting of Equity Awards Upon Termination and/or a Change in Control.

All Employees.

We currently provide for the accelerated vesting of time-vested RSUs that otherwise would have vested during the one-year period beginning on the date of consummation of any “change in control.” We also provide, in the event of a voluntary termination of employment in connection with “retirement” (age 62 with at least five years of employment with our Company), our termination of a retirement-eligible employee without cause, or termination by reason of death or disability, for the acceleration of vesting of a pro-rated amount of RSUs based upon the number of months the retired, retirement-eligible, deceased or disabled employee was employed with us during the vesting period. In all other terminations of employment, including termination without cause, all unvested RSUs will be forfeited. In prior years we provided for the accelerated vesting of a pro-rated amount of RSUs on termination without cause.

Executive Officers and Certain Senior Officers.

Our board has approved Executive Change in Control Severance Agreements (“Severance Agreements”) for each of our executive officers and several other senior officers. Each Severance Agreement provides that, subject to our Company receiving a general release of claims from the executive, in the event the executive’s employment is terminated (i) by our Company without “Cause” during a “Pending Change in Control” (as such terms are defined in the Severance Agreement) or within 12 months following a “Change in Control” (as defined in the Severance Agreement) or (ii) by the executive for “Good Reason” (as defined in the Severance Agreement) within 12 months following a Change in Control, the executive will be entitled to receive an amount in cash equal to two times the sum of (a) the executive’s annual base salary and (b) the amount of the executive’s annual target bonus for the year in which the executive was terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus. In addition, the Severance Agreements provide for accelerated vesting of all RSUs then outstanding in the event of a termination without Cause during a Pending Change in Control or within 12 months following a Change in Control or a termination by the executive for Good Reason within 12 months of a Change in Control. The change in control severance payments and accelerated vesting of equity awards are intended to provide a level of transition assistance in the event of an involuntary termination of employment and to keep our executives focused on our business rather than their personal circumstances. Our compensation committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors and within the broader environment of technology companies and similarly sized businesses. We also believe that it is appropriate to require a termination of employment within one year following a change in control before full vesting is accelerated and the cash severance amounts become payable. We presume that such a termination would likely be due to the change in control and not the employee’s performance. For executives not terminated within one year of a change in control, the executives would continue to vest in their awards as they contribute to the success of the surviving company.

Calculations of the payments due to our named executive officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Potential Payments upon Termination or Change in Control.” We believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals. In addition, we believe that it is more equitable to offer severance benefits based on a standard formula determined as a multiple of base pay and incentive bonus opportunity because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term compensation arrangements. As a result, and consistent with the practice of most of our peer companies, other compensation decisions are not generally based on the existence of these change in control severance protections.

Director and Officer Indemnification Agreement. Effective December 10, 2014, we entered into an amended and restated indemnification agreement with each of our directors and an indemnification agreement with certain of our corporate officers, including all of our named executive officers. Pursuant to this indemnification agreement, each director or officer party thereto will be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by such director or officer, or on such director or officer’s behalf, arising out of his or her service as a director or officer. The indemnification agreement further provides procedures for the determination of an indemnitee’s right to receive indemnification and the advancement of expenses.

Prohibitions on Hedging and Pledging of Shares. Among other things, our insider trading policy prohibits our executive officers from engaging in put, call, derivative or short sale transactions, as well as pledging our securities as collateral for a loan.

Stock Ownership Guidelines. In February 2016 we adopted ownership guidelines for our Chief Executive Officer only. Those guidelines allow the Chief Executive Officer five years to attain stock ownership with a value of three times his current salary, among other things. In addition, pursuant to our Corporate Governance Guidelines, our independent directors are ordinarily expected over time to beneficially own shares of our common stock having a value of at least three times their annual retainer (including shares owned outright, unvested shares, restricted stock units, and stock options).

Clawback Policy. Our compensation committee does not currently have an established clawback policy or practice regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. However, in compliance with the implementation of rules under the Dodd-Frank Act, the committee expects that in the future it will establish mechanisms under certain circumstances to recover incentive compensation in the event of a financial restatement or similar event.

Approval Process for Equity Grants

Executives and other employees currently receive long-term equity awards pursuant to the terms of our 2014 Plan. Awards may also be granted outside of the 2014 Plan to the extent those grants are permitted by the NASDAQ rules. Our compensation committee administers the 2014 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. The compensation committee reviews these rules from time to time and considers, among other things, the interests of our stockholders, market conditions, information provided by our compensation consultant and legal advisor, performance objectives, and recommendations made by our chief executive officer.

Our compensation committee reviews awards for all employees. The compensation committee has established a process in which our compensation committee reviews the recommendations of our chief executive officer for executives (other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.

We have no practice of timing grants of stock options or RSUs to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of named executive officer compensation. In addition, our practice of calculating the number of equity awards based on the six-month trailing average closing price of our common stock mitigates the effects of both our stock price volatility and the impact of grant timing.

Impact of Tax and Accounting

As a general matter, our compensation committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. However, while structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, our compensation committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of compensation.

Our compensation committee will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for our executive officers, our compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Tax Implications for Officers. Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. We attempt in good faith to structure compensation so that it either conforms with the requirements of, or qualifies for an exception under Code Section 409A. Section 280G of the Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in the Section 280G rules. Our executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Termination or Change in Control” below as severance or change of control payments that could trigger this excise tax. We do not offer our officers as part of their change of control benefits any gross ups related to this excise tax under Code Section 4999.

Accounting Considerations. When determining amounts of long-term incentive grants to executives and employees, our compensation committee examines the accounting cost associated with the grants. Under

Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation, grants of stock options and restricted stock units result in an accounting charge for us equal to the grant date fair value of those securities. For time-vested RSUs, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the grant date of the award. The cost is then amortized over the requisite service period. For PRUs, the accounting cost is calculated using a Monte Carlo simulation model. Our compensation committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.

James K. Bass, Chairman

Ronald W. Iverson

Robert E. Klatell

Compensation Committee Interlocks and Insider Participation

During 2015, Messrs. Bass, Iverson and Klatell served on our compensation committee, with Mr. Bass appointed Chairman on April 24, 2013. None of these individuals had any contractual or other relationships with us during such year except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION

Fiscal Year 2015 Summary Compensation Table

The following table sets forth compensation information for our named executive officers.

Name and Principal Position	Year		Salary		Bonus		Stock Awards(1)	Non- Equity Incentive Plan Compen- sation(2)	Change in Pension Value and Non- Deferred Compen- sation Earnings	All Other Compen- sation(3)	Total
Thomas T. Edman	2015		$643,077		—		$919,534	$1,244,711	—	$10,795	$2,818,117
President, Chief Executive	2014		$603,846		—		$617,887	$274,277	—	$10,400	$1,506,410
Officer, and Director	2013		$528,846		—		$558,821	$751,729	—	$226,999	$2,066,395

Chung Tai Keung, Canice(4)	2015		$488,761	(5)	—		$573,909	$1,062,619	—	$295,343	$2,420,632
Executive Vice President and	2014		$488,835	(5)	—		$393,576	$228,107	—	$295,388	$1,405,906
President, Asia Pacific Business Unit	2013		$489,051	(5)	$159,875	(6)	$410,770	$554,510	—	$291,129	$1,905,335

Douglas L. Soder	2015		$421,231		—		$573,909	$476,224	—	$10,790	$1,482,154
Executive Vice President and	2014		$412,000		—		$393,576	$135,037	—	$10,400	$951,013
President, North America Business Unit(7)	2013		$409,692		—		$410,770	$527,214	—	$10,200	$1,357,876

Todd B. Schull	2015		$393,077		—		$573,909	$538,753	—	$10,840	$1,516,579
Executive Vice President, Chief	2014		$365,385		—		$393,576	$115,286	—	$10,400	$884,647
Financial Officer and Treasurer	2013		$293,462		—		$356,805	$320,676	—	$206,966	$1,177,909

Brian W. Barber	2015	(8)	$205,975		—		$119,361	$101,797	(9)	$378,501	$805,634
Senior Vice President and President, High Technology Business Units(10)

(1)	The grant date fair value of all stock awards has been calculated in accordance with ASC Topic 718, Compensation — Stock Compensation. In the case of time-based RSUs, the value is determined by multiplying the number of RSUs granted by the closing price of our common stock on the grant date. In the case of PRUs, the grant date fair value can only be determined for those tranches for which the revenue and EBITDA targets have been set as of the reporting date. As a result, the grant date fair value of PRUs is calculated using only the first tranche of each award; the second and third tranches are not included because the relevant performance-based vesting conditions have not been determined as of the initial reporting date of the awards. We use a Monte Carlo simulation model to calculate the grant date fair value of PRUs. For a discussion of valuation assumptions used in determining the grant date fair value of the awards, see Note 15 to our 2015 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC.

PRUs have a potential payout of 0% to 240% of the target amount. For the 2015, 2014 and 2013 PRU awards, the values at the respective grant date, assuming the highest level of performance (240%) and the closing share price on such dates ($8.80, $8.00, and $8.20, respectively), are as follows:

	Value at 240% Performance
Name	2015	2014	2013
Thomas T. Edman	$2,691,765	$1,924,224	$1,070,513
Chung Tai Keung, Canice	$1,138,833	$814,099	$832,621
Douglas L. Soder	$1,138,833	$814,099	$832,621
Todd B. Schull	$1,138,833	$814,099	$713,676
Brian W. Barber	—	—	—

For the actual number of PRUs earned for the 2015, 2014 and 2013 performance periods, see the “Outstanding Equity Awards at Fiscal Year-End” table.

(2)	Amounts represent bonuses paid based on company performance criteria for each year shown. These bonuses were earned in such fiscal year, but not paid until the next fiscal year.

(3)	For Messrs. Edman, Soder, and Schull, the amounts represent matching contributions by us to our 401(k) plan and a health wellness incentive. The amount in 2015 for Mr. Chung represents (i) a housing allowance of $263,120 and (ii) contributions by us in the amount of $32,223 to the Mandatory Provident Fund, a saving program for the retirement of residents in Hong Kong. The amount in 2015 for Mr. Barber represents (i) expenses relating to an overseas assignment of $141,515, (ii) tax gross-up of $150,153, (iii) foreign (HK) tax payments of $37,625, (iv) an auto allowance of $30,906; (v) contributions by us to our 401(k) plan and a non-qualified deferred compensation plan, (vi) club dues, (vii) and financial consulting fees.
(4)	The cash amounts paid to Mr. Chung in 2015 were paid in HKD and converted to U.S. Dollars using an average exchange rate of 0.1290 HKD per U.S. Dollar. The cash amounts paid to Mr. Chung in 2014 were paid in HKD and converted to U.S. Dollars using an average exchange rate of 0.1290 HKD per U.S. Dollar. The cash amounts paid to Mr. Chung in 2013 were paid in HKD and converted to U.S. Dollars using an average exchange rate of 0.1289 HKD per U.S. Dollar, respectively. Effective January 1, 2016, Mr. Chung was elected Executive Vice President, Asia Pacific Business Development.
(5)	The salary amounts for 2015, 2014, and 2013 for Mr. Chung include a component paid subsequent to each such fiscal year, as is consistent with competitive practices in the region in recognition of Chinese New Year, in the amount of $107,412, $107,428, and $107,345, respectively.
(6)	Represents a retention bonus for each respective reporting year.
(7)	Effective January 1, 2016, Mr. Soder was elected Executive Vice President and President, Communications and Computing Business Unit.
(8)	Mr. Barber joined our Company on June 1, 2015 as a result of the Viasystems acquisition. The amounts in this table represent the period from June 1, 2015 through December 28, 2015.
(9)	Mr. Barber’s change in Non-Deferred Compensation Earnings was ($40,109).
(10)	Effective January 1, 2016, Mr. Barber was elected Executive Vice President and Chief Operating Officer.

Fiscal Year 2015 Grants of Plan-Based Awards

The following table provides information on awards granted under our annual management incentive plan for 2015 and awards of PRUs and awards of time-based RSUs granted as part of 2015 long-term incentive compensation.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Fair Value of Stock Awards ($/Sh)	Grant- Date Fair Value of Stock Awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Thomas T. Edman	Incentive Bonus	—	$195,000	$650,000	$1,495,000
	PRU	2/25/2015				35,686	127,451	305,882		$10.33	$438,860
	RSU	2/25/2015							54,622	$8.80	$480,674

Chung Tai Keung, Canice	Incentive Bonus	—	$188,800	$564,000	$1,203,200
	PRU	2/25/2015				15,098	53,922	129,413		$10.33	$185,671
	RSU	2/25/2015							44,118	$8.80	$388,238

Douglas L. Soder	Incentive Bonus	—	$106,000	$318,000	$678,400
	PRU	2/25/2015				15,098	53,922	129,413		$10.33	$185,671
	RSU	2/25/2015							44,118	$8.80	$388,238

Todd B. Schull	Incentive Bonus	—	$100,000	$300,000	$640,000
	PRU	2/25/2015				15,098	53,922	129,413		$10.33	$185,671
	RSU	2/25/2015							44,188	$8.80	$388,238

Brian W. Barber	Incentive Bonus	—	$72,091	$144,183	$288,365
	RSU	6/23/2015							11,455	$10.42	$119,361

(1)	Amounts represent the range of possible cash payouts for 2015 awards under our management incentive bonus plan.

(2)	Amounts represent the range of shares that may be released at the end of the three-year performance period applicable to the PRU award assuming achievement of threshold performance. If our revenue and EBITDA performance is below threshold for each year during the performance period or if our TSR for the period is in the bottom 20th percentile of the TSR Peer Group, no shares will be released at the end of the period. See the discussion of PRU awards under “Compensation Discussion and Analysis — Equity Awards.”
(3)	The RSU awards vest one-third on each of the first, second and third anniversaries of the date of grant.
(4)	See footnote (1) to the Fiscal Year 2015 Summary Compensation Table for a description of the method used to determine the grant date fair value of stock awards.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table sets forth the outstanding equity awards held by our named executive officers as of December 28, 2015.

					Stock Awards
	Option Awards				Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Thomas T. Edman	4,000	—	$13.35	6/22/2016
					14,195	(2)	$96,668
					28,634	(3)	$194,998
					54,622	(4)	$371,976
								45,691	(8)	$311,156
								103,304	(9)	$703,500
								137,883	(10)	$938,983
Chung Tai Keung, Canice					11,538	(5)	$78,574
					23,128	(3)	$157,502
					44,118	(4)	$300,444
								35,538	(8)	$242,014
								43,706	(9)	$297,638
								58,336	(10)	$397,268
Douglas L. Soder	30,000	—	$11.71	11/1/2016
	3,333	—	$10.97	8/5/2019
	3,333	—	$11.35	11/5/2019
					11,538	(5)	$78,574
					23,128	(3)	$157,502
					44,118	(4)	$300,444
								35,538	(8)	$242,014
								43,706	(9)	$297,638
								58,336	(10)	$397,268
Todd B. Schull					9,772	(6)	$66,547
					23,128	(3)	$157,502
					44,118	(4)	$300,444
								30,461	(8)	$207,439
								43,706	(9)	$297,638
								58,336	(10)	$397,268
Brian W. Barber					11,455	(7)	$78,009

(1)	Based on the closing price of our common stock on December 28, 2015.
(2)	Such RSUs vest on January 7, 2016.
(3)	Such RSUs vest 50% on each of February 19, 2016 and February 19, 2017.

(4)	Such RSUs vest one-third on each of February 25, 2016, 2017 and 2018.
(5)	Such RSUs vested on February 28, 2016.
(6)	Such RSUs vested on February 20, 2016.
(7)	Such RSUs vest one-third on each of June 23, 2016, 2017 and 2018.
(8)	Represents the number of PRUs granted in fiscal 2013, adjusted for actual achievement during 2013, 2014 and 2015 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2013 performance, the second one-third portion of the award attributable to 2014 performance and the remaining one-third portion of the award attributable to 2015 performance. For 2013, performance on the annual revenue metric was 103.3% of target and performance on the annual EBITDA metric was 102.1% of target, resulting in a blended multiplier of 108.1% for the 2013 performance period. For 2014, performance on the annual revenue metric was 95.7% of target and performance on the annual EBITDA metric was 83.8% of target, resulting in a blended multiplier of 84.7% for the 2014 performance period. For 2015, performance on the annual revenue metric was 102.7% of target and performance on the annual EBITDA metric was 113.6% of target, resulting in a blended multiplier of 124.6% for the 2015 performance period. The blended multiplier of 108.1% for the 2013 performance period applies to the first one-third of the PRUs; the blended multiplier of 84.7% for the 2014 performance period applies to the second one-third of the PRUs; and the blended multiplier of 124.6% for the 2015 performance period applies to the remaining one-third of the PRUs. Total PRUs credited at the conclusion of 2015 are adjusted by our performance on TSR as compared to the TSR Peer Group, which determines the number of shares, if any, released at the end of the three-year performance period. Our TSR performance over such three-year performance period was at the 29th percentile, which resulted in a TSR modifier of 79.4% that applies to the shares banked under the 2013 PRU Awards. As a result, final payout under the 2013 PRU awards was 84% of the target number of shares granted.
(9)	Represents the number of PRUs granted in fiscal 2014, adjusted for actual achievement during 2014 and 2015 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2014 performance and the second one-third portion of the award attributable to 2015 performance. For 2014, performance on the annual revenue metric was 95.7% of target and performance on the annual EBITDA metric was 83.8% of target, resulting in a blended multiplier of 84.7% for the 2014 performance period. For 2015, performance on the annual revenue metric was 102.7% of target and performance on the annual EBITDA metric was 113.6% if target, resulting in a blended multiplier of 124.6% for the 2015 performance period. The blended multiplier of 84.7% for the 2014 performance period applies to the first one-third of the PRUs. The blended multiplier of 124.6% for the 2015 performance period applies to the second one-third of the PRUs, and the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the 2016 period. Total PRUs credited at the conclusion of 2016 will be adjusted by our performance on TSR as compared to the TSR Peer Group, which will determine the number of shares, if any, released at the end of the three-year performance period.
(10)	Represents the number of PRUs granted in fiscal 2015, adjusted for actual achievement during 2015 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2015 performance. The blended multiplier of 124.6% for the 2015 performance period (as discussed in footnote 9) applies to the first one-third of the PRUs granted for 2015, and the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the applicable 2016 and 2017 performance periods. Total PRUs credited at the conclusion of 2017 will be adjusted by our performance on TSR as compared to the TSR Peer Group, which will determine the number of shares, if any, released at the end of the three-year performance period.

Option Exercises and Stock Vested in Fiscal Year 2015

The following table sets forth information concerning the value realized by each of our named executive officers upon the exercise of stock option awards and vesting of stock awards during 2015.

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Thomas T. Edman	4,000	$6,480	28,514	$235,062
Chung Tai Keung, Canice	—	—	32,452	$289,371
Douglas L. Soder	3,332	$10,179	32,452	$289,371
Todd B. Schull	—	—	21,336	$190,853
Brian W. Barber	—	—	—	—

(1)	The value realized equals the difference between the fair market value of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares issued upon exercise of the options.
(2)	The value realized equals the fair market value of our common stock on the date of vesting multiplied by the number of shares released on vest date.

2015 Nonqualified Deferred Compensation Table

Under our nonqualified deferred compensation plan, our directors are permitted to defer 5% to 100% of any director fees received in a particular plan year, while our named executive officers are permitted to defer up to 100% of annual incentive bonuses received in a particular plan year. Interest on contributions is based on the valuation funds selected by our compensation committee and subsequently chosen by the participant. Funds held under the plan are paid out six months following the separation of any participant from service with our Company. The payout term will be in the form selected by the individual participant, unless the participant’s separation from service with our Company is prior to retirement (which is considered under the plan to be on or after attainment of age 62 with at least five years of continuous service with our Company). If separation occurs prior to retirement or the participant’s account balance is under $25,000, the payout will be made in the form of a lump sum.

The following table sets forth information concerning our named executive officers’ contributions, earnings, and balances under our nonqualified deferred compensation plan for the fiscal year 2015. We do not contribute to the deferred compensation plan, and in fiscal year 2015, there were no withdrawals by or distributions to the named executive officers.

Name	Executive Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year End(3)
Thomas T. Edman	—	($6,062)	$385,493
Chung Tai Keung, Canice	—	—	—
Douglas L. Soder	$101,278	($5,671)	$378,787
Todd B. Schull	$86,465	($4,832)	$349,992
Brian W. Barber(4)	—	($40,109)	$548,843	(4)

(1)	Reflects amounts that have been reported as Non-Equity Incentive Plan Compensation in the Fiscal Year 2015 Summary Compensation Table.
(2)	We do not provide above-market or preferential earnings on contributions to our nonqualified deferred compensation plan, so these amounts were not reported in the Fiscal Year 2015 Summary Compensation Table.

(3)	None of these amounts were previously reported as compensation to the applicable named executive officer, as all amounts were earned in fiscal year 2014 and were reported in the Fiscal Year 2015 Summary Compensation Table as noted above.
(4)	Mr. Barber participated in the Viasystems NQDC plan which the company (Viasystems) contributed 3% of earnings above the established compensation maximums. This plan will close in 2016 and result in a distribution to participants.

Potential Payments upon Termination or Change in Control

We have entered into Executive Change in Control Severance Agreements (each, a “Severance Agreement”) with Messrs. Edman, Chung, Soder and Schull. Each Severance Agreement provides that, in the event the executive’s employment is terminated by (1) our Company without cause during a pending change in control or within 12 months following a change in control, or (2) by the executive for good reason within 12 months following a change in control, the executive will be entitled to receive an amount in cash equal to two times the sum of (a) the executive’s annual base salary and (b) the amount of the executive’s annual target bonus for the fiscal year during which the executive is terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus. In addition, the unvested portions of all of such executive’s time-vested RSUs then outstanding would immediately vest, in full, as of the date of termination. The Severance Agreements also provide for a twelve-month non-solicitation covenant and customary confidentiality obligations.

Further, in the event of a termination “without cause” (as such term is defined in the form of RSU Award Agreement) for the acceleration of vesting of a number of RSUs equal to the product obtained by multiplying the number of unvested RSUs that would vest in the 12 month period commencing on the date of grant, or if later occurring, the most recent anniversary of the date of grant, by a fraction, the numerator of which is the number of whole months since the date of grant, or if later occurring, the most recent anniversary of the date of grant, and the denominator of which is 12 months, rounded down to the nearest whole share.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers upon a change in control of our Company and/or upon a termination (including for reasons of death, disability or retirement) of our named executive officer’s employment. The tables below assume that the termination or change in control event took place on December 28, 2015.

Thomas T. Edman:

Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Termination Without Cause Pending a Change in Control(2)	Termination Without Cause or for Good Reason, each Within 12 Months Following a Change in Control(2)
Accelerated RSUs(3)	$88,612	$318,163	$663,641	$663,641
Accelerated PRUs(3)	$—	$—	$—	$1,920,876
Severance(4)	$—	$—	$2,600,000	$2,600,000

Chung Tai Keung, Canice:

Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Termination Without Cause Pending a Change in Control(2)	Termination Without Cause or for Good Reason, each Within 12 Months Following a Change in Control(2)
Accelerated RSUs(3)	$65,478	$257,472	$536,519	$536,519
Accelerated PRUs(3)	$—	$—	$—	$944,077
Severance(4)	$—	$—	$2,632,000	$2,632,000

Douglas L. Soder:

Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Termination Without Cause Pending a Change in Control(2)	Termination Without Cause or for Good Reason, each Within 12 Months Following a Change in Control(2)
Accelerated RSUs(3)	$65,478	$257,472	$536,519	$536,519
Accelerated PRUs(3)	$—	$—	$—	$944,077
Severance(4)	$—	$—	$1,484,000	$1,484,000

Todd B. Schull:

Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Termination Without Cause Pending a Change in Control(2)	Termination Without Cause or for Good Reason, each Within 12 Months Following a Change in Control(2)
Accelerated RSUs(3)	$55,454	$245,446	$524,493	$524,493
Accelerated PRUs(3)	$—	$—	$—	$902,917
Severance(4)	$—	$—	$1,400,000	$1,400,000

Brian W. Barber(5):

Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Termination Without Cause Pending a Change in Control(2)	Termination Without Cause or for Good Reason, each Within 12 Months Following a Change in Control(2)
Accelerated RSUs(3)	$—	$26,007	$—	$78,009
Accelerated PRUs	$—	$—	$—	$—
Severance	$—	$—	$—	$—

(1)	Amounts represented in the table do not include stock option awards, restricted stock units or performance-based restricted units that are fully vested, earned salary, and accrued vacation, as those items are earned and due to the named executive officer regardless of such termination or change in control events. It also does not include amounts payable under life insurance coverage, our accidental death and dismemberment coverage, or our business travel accident coverage, which are programs available to all of our full-time employees. The amounts listed assume that the termination or change in control event took place on December 28, 2015.
(2)	Assumes that the RSUs and PRUs are assumed by the acquiring entity in connection with the change in control.
(3)	The amount listed for accelerated RSUs and PRUs is based on the closing price of our common stock on December 28, 2015.
(4)	The amount listed is calculated with the formula described above using an annual target bonus of 100% of base salary for Mr. Edman and 75% of base salary for each of Messrs. Chung, Soder, and Schull, for fiscal year 2015, which represents the percentage of base salary payable as a bonus upon achievement of 100% of the performance target levels associated with such annual target bonus, as set forth in the Severance Agreements.
(5)	Mr. Barber did not have a Severance Agreement in 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our 2000 Equity Compensation Plan, our 2006 Incentive Compensation Plan, and our TTM Technologies, Inc. 2014 Plan as of December 28, 2015.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	3,598,650	$12.37	4,038,066
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	3,598,650	$12.37	4,038,066

(1)	Includes 3,178,936 RSUs and PRUs.
(2)	The weighted average exercise price does not take into account the 3,178,936 RSUs and PRUs.

PROPOSAL TWO — APPROVAL OF PROPOSED

AMENDMENT TO THE 2014 PLAN

On March 2, 2016, our board of directors unanimously approved an amendment (the “Plan Amendment”) to 2014 TTM TECHNOLOGIES, INC. 2014 Incentive Compensation Plan (the “2014 Plan”), and directed the submission of the Plan Amendment for approval by the Company’s stockholders at the Annual Meeting.

If approved by our stockholders, the Plan Amendment would (i) increase the amount of the total number of shares reserved and available for issuance under the 2014 Plan from 4,000,000 to 9,000,000, plus any shares of our common stock still available for delivery under the TTM Technologies, Inc. 2006 Incentive Compensation Plan (the “Prior Plan”); (ii) reduce the annual limit of the “fair market value” of any grants made to non-employee directors from $1,000,000 to $500,000; (iii) provide for a minimum vesting period of no less than one year; and (iv) delete the ability for the Company to provide a loan to an award participant to purchase awards.

The board of directors considers the proposed increase in the number of shares of Common Stock available for issuance under the 2014 Plan desirable because it will give the board of directors the flexibility to issue additional awards to employees, non-employee directors, and consultants of the Company and our affiliates. The board of directors and management believe that this amount will be sufficient for the Company’s equity compensation needs for the next two to three years. As of March 14, 2016, a total of 4,539,534 shares had been reserved under the 2014 Plan and the Prior Plan for awards previously granted to the Company’s employees, non-employee directors, and consultants, and an additional 2,071,381 shares remained available for award at such date.

The board of directors considers the proposed changes in the Plan Amendment to be desirable because they bring the Plan more in line with generally accepted corporate governance guidelines and standards.

Set forth below is a summary of the principal provisions of the 2014 Plan, as amended by the Plan Amendment. The summary is qualified by reference to the full text of the Plan Amendment and the 2014 Plan. The Plan Amendment is attached as Annex A. Terms that are capitalized, but not defined, have the specific meaning provided in the 2014 Plan, as amended.

Purpose

The purpose of the 2014 Plan is to assist the Company in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors and consultants to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expand their maximum efforts in the creation of stockholder value.

Administration

The 2014 Plan is administered by the compensation committee except to the extent (and subject to the limitations imposed by Section 3(b) of the 2014 Plan, in which case the Plan shall be administered by only those members of the board of directors who are Independent members of the board of directors). The committee has full and final authority, subject to and consistent with the provisions of the 2014 Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the committee may deem necessary or advisable for the administration of the 2014 Plan.

Shares Available for Awards; Limitations

If any shares of our common stock subject to an award under the 2014 Plan, or after the Effective Date under the Prior Plan, are forfeited, expire or otherwise terminate without issuance of such shares is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such award, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to awards under the 2014 Plan.

In the event that any option or other award granted under the 2014 Plan, or after the Effective Date under the Prior Plan, is exercised through the tendering of shares (either actually or by attestation) or by the withholding of shares by us, then only the number of shares of our common stock issued net of the shares tendered or withheld will be counted for purposes of determining the maximum number of shares available for grant under the 2014 Plan.

Substitute awards will not reduce the shares of our common stock authorized for delivery under the 2014 Plan or authorized for delivery to a participant in any period. Additionally, in the event that a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the 2014 Plan and will not reduce the shares authorized for delivery under the 2014 Plan, provided, that awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees or directors of us or our subsidiaries prior to such acquisition or combination.

Subject to the terms and provisions of the 2014 Plan, in any fiscal year no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceed $500,000 in the aggregate.

Eligibility and Participation

Individuals eligible to participate in the 2014 Plan include each officer, Director, Employee or Consultants of the Company or any Related Entity. Subject to the provisions of the 2014 Plan, the Committee may, from time to time, in its sole discretion select from among eligible employees, non-employee directors, and consultants, those to whom awards shall be granted under the 2014 Plan, and shall determine in its discretion the nature, terms, conditions, and amount of each award.

Duration of the 2014 Plan

The 2014 Plan was adopted by our Board, and approved by our stockholders, at our annual meeting held on April 23, 2014 and became effective on such date. The 2014 Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

Types of Awards

Options: Subject to the terms and provisions of the 2014 Plan, Options may be granted to participants as determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. Incentive Stock Option Awards may be granted to participants as determined by the Committee, provided that such exercise price shall not be less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted.

Other than as provided by the 2014 Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (b) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s stockholders.

The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

Stock Appreciation Rights: The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option or (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan. Such Stock Appreciation Rights are subject to the conditions and provisions of the 2014 Plan.

Restricted Stock Awards: Subject to the terms and provisions of the 2014 Plan, the Committee is authorized to grant Restricted Stock Awards to any Eligible Person. The terms of any Restricted Stock Award granted under the 2014 Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the 2014 Plan. During the period that the Restricted Stock Award is subject to a risk of forfeiture, and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

Restricted Stock Unit Awards: Subject to the terms and provisions of the 2014 Plan, the Committee, at any time and from time to time, may grant Restricted Stock Unit Awards to participants in such amounts and upon such terms as the Committee shall determine. A Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for Restricted Stock Unit Award by the Committee or, if permitted by the Committee as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). Restricted Stock Unit Awards may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit carries no voting or dividend or other rights associated with share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Ward), the Participant’s Restricted Stock Unit Award that has not lapsed or otherwise been satisfied shall be forfeited. Unless otherwise determined by the Committee at the date of grant, and except as otherwise provided in the 2014 Plan, any Dividend Equivalents that are granted with respect to any Restricted Stock Unit Award shall be either (A) paid with respect to such Restricted Stock Unit Award at the dividend payment date, deferred or deferred at the election of the Participant.

Bonus Stock & Awards in Lieu: The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remain within the discretion of the Committee.

Dividend Equivalents: The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of shares or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award.

Performance Awards: Subject to the terms and conditions of the 2014 Plan, the Committee, at any time and from time to time, may grant performance shares or performance units to participants in such amounts and upon such terms as the Committee shall determine. Each performance share shall have an initial value equal to the fair market value of a share of Common Stock on the date of grant. Each performance unit shall have an initial value that is established by the Committee at the time of grant which may be less than, equal to, or greater than the fair market value of a share of Common Stock. The Committee shall set performance criteria for a performance period in its discretion, which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and set forth in the award agreement, the value or number of each performance share or performance unit that will be paid to the participant.

Subject to the terms of the 2014 Plan, the Committee, in its sole discretion, may pay earned performance shares or performance units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned performance shares or performance units, as applicable, at the end of the applicable performance period. Any shares of Common Stock may be granted subject to any restrictions deemed appropriate by the Committee. The Committee shall determine whether participants holding performance shares will receive dividend equivalents with respect to dividends declared with respect to the performance shares.

Other Stock-Based Awards: The Committee is authorized, subject to limitations under applicable law, to grant any Eligible Person such other Awards that may be denominated or payable to, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards under the Plan. The Committee shall determine the terms and conditions of such Awards. Such awards may involve the transfer of actual shares of Common Stock to participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

Performance Measures: Notwithstanding any other terms of the 2014 Plan, the Committee, and not the Board shall exercise sole and exclusive discretion with respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m), to the extent necessary in order for such Award to so qualify.

Deferrals

The Committee may permit or require a participant to defer such participant’s receipt of any award, or payment in settlement or exercise of any award, provided that any such deferral must comply with the applicable requirements of Section 409A of the Internal Revenue Code.

Tax Matters

The following is a brief summary of certain federal income tax consequences of certain transactions under the 2014 Plan under current laws and regulations. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Incentive Stock Options: The grant of an incentive stock option will not result in any immediate tax consequences to us or the optionee. An optionee will not recognize taxable income, and we will not be entitled to any deduction upon the timely exercise of an incentive stock option, but the excess of the fair market value of the shares of Common Stock acquired over the stock option price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the shares of Common Stock acquired within one year after their receipt (and within two years after the stock option was granted), gain or loss recognized on the subsequent disposition of the shares of Common Stock will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of ordinary income. In the event of an earlier disposition, the optionee will recognize ordinary taxable income in an amount equal to the lesser of (i) the excess of the fair market value of the shares of Common Stock on the date of exercise over the stock option price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain recognized. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the optionee recognizes such ordinary taxable income.

Nonqualified Stock Options: The grant of a nonqualified stock option will not result in any immediate tax consequences to us or the optionee. Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary taxable income, and we will be entitled to a deduction, equal to the difference between the stock option price and the fair market value of the shares of Common Stock acquired at the time of exercise.

Stock Appreciation Rights: The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to us or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares of Common Stock received will constitute ordinary taxable income to the grantee. We will be entitled to a deduction in the same amount and at the same time.

Restricted Stock: A grantee normally will not recognize taxable income upon an award of restricted stock, and we will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares of Common Stock at that time, plus the amount of any dividends and interest thereon to which the grantee then becomes entitled. However, a grantee may elect to recognize ordinary taxable income in the year the restricted stock is awarded in an amount equal to its fair market value at that time, determined without regard to the restrictions. We will be entitled to a deduction in the same amount and at the same time as the grantee recognizes income, subject to the limitations of Section 162(m) of the Internal Revenue Code.

Restricted Stock Units, Performance Shares and Performance Units: The grant of a restricted stock unit, performance share or performance unit will not result in any immediate tax consequences to us or the grantee. Upon payment of a restricted stock unit, performance share or performance unit, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares of Common Stock or cash received at that time. We will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Section 162(m) of the Internal Revenue Code.

Payouts of Performance Compensation Awards: The designation of an award of restricted stock or performance shares or the grant of a restricted stock unit or a performance unit as a performance compensation award will not change the tax treatment described above to an employee who receives such an award or grant. Such a designation will, however, enable such award or grant to qualify as performance-based compensation not subject to the $1 million limitation on deductible compensation under Section 162(m) of the Internal Revenue Code. Applicable taxes required by law will be withheld from all amounts paid in satisfaction of an award. The amount of the withholding will generally be determined with reference to the closing price of the shares of Common Stock as reported on the NASDAQ Capital Market on the date of determination.

The discussion set forth above is intended only as a summary and does not purport to be a complete enunciation or analysis of all potential tax consequences relevant to recipients of awards under the 2014 Plan. We have not undertaken to discuss the tax treatment of awards under the 2014 Plan in connection with a merger, consolidation, or similar transaction. Such treatment will depend on the terms of the transaction and the method of dealing with the awards in connection therewith.

Minimum Vesting Period

All awards granted under the Plan shall have a minimum vesting period that shall not be less than one year from the date of the grant of the Award.

Change of Control

Accelerated Vesting and Payment: Subject to the provisions of the 2014 Plan or as otherwise provided in the award agreement, in the event of a change of control, unless otherwise specifically prohibited under law or by the rules and regulations of a national securities exchange or market on which the shares are listed or traded:

•	Any and all stock options and SARs granted shall be accelerated to become immediately exercisable in full;

•	Any period of restriction and other restrictions imposed on restricted stock or restricted stock units shall lapse, and restricted stock units shall be deemed fully vested and payable; and

•

With respect to any outstanding Award subject to achievement of performance goals and conditions under the 2014 Plan, the Committee may, in its discretion, consider such Awards to have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the Performance Period completed as of the Change of Control).

Compliance with Section 409A of the Internal Revenue Code: The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”) and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code. If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements: (i) payments may be made only upon (a) the Participant’s separation from service, (b) the date the Participant becomes “disabled”, (c) the Participant’s death, (d) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation; or a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (f) the occurrence of an “unforeseeable emergency.” The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service.

Amendment, Modification, Suspension, and Termination

The board may amend, alter, suspend, discontinue or terminate the 2014 Plan, or the Committee’s authority to grant Awards under the 2014 Plan, without the consent of stockholders or Participants, subject to the conditions and provisions of the 2014 Plan.

Adjustment of Awards

The board may not amend, alter, suspend, discontinue or terminate the terms and conditions of an Award Agreement, as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or Board action may materially and adversely affect the rights of such Participant under terms of such Award. No such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award.

Clawback of Benefits

Subject to the terms and conditions of the 2014 Plan and any Award Agreement, the Company may (A) cause the cancellation of any Award, (b) requirement reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with the Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise,

Vote Required for Approval

Approval of Proposal Two will require the affirmative vote of a majority of the votes cast by the holders of our Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter. Broker non-votes and abstentions will not count as votes in favor of or against the proposal and will have no effect on the vote total for the proposal.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote “FOR” the Amendment to the company’s 2014 Plan.

PROPOSAL THREE — APPROVAL OF PROPOSED AMENDMENT

TO CERTIFICATE OF INCORPORATION

The board of directors has determined that it is in the best interests of the Company and its stockholders to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 200 million shares to 300 million shares. Accordingly, on March 2, 2016 the board of directors unanimously approved the proposed Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Annex B (the “Certificate of Amendment”), and hereby solicits the approval of the Company’s stockholders of the Certificate of Amendment. If the stockholders approve the Certificate of Amendment, the Company currently intends to file the Certificate of Amendment with the Delaware Secretary of State as soon as practicable following stockholder approval. If the Certificate of Amendment is not approved by the stockholders, the existing Second Amended and Restated Certificate of Incorporation will continue in effect.

Of the 200 million shares currently authorized, as of March 14, 2016 the Company had 100,162,825 shares issued and outstanding and has reserved a total of 6,610,915 shares of common stock for issuance pursuant to the 2014 Plan and another 84,306,000 shares reserved for issuance upon the conversion of our outstanding convertible notes and exercise of the associated warrants, leaving the Company with only 8,920,260 shares authorized and available for issuance in the future.

The board of directors believes that it is in the Company’s best interests to increase the number of authorized shares of common stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. The board of directors believes that the availability of such additional shares will provide the Company with the flexibility to issue common stock for possible future financing, stock dividends or distributions, acquisitions, equity based incentive plans, and other proper corporate purposes that may be identified in the future by the board of directors, without the possible expense and delay of a special stockholders’ meeting. The Company’s flexibility is in certain circumstances limited by NASDAQ rules and regulations that require stockholders to approve certain issues of common stock and securities exercisable to acquire common stock. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in the Company, on such stockholders’ percentage voting power.

If the stockholders approve the proposed Certificate of Amendment, the board of directors may cause the issuance of additional shares of Common Stock without further vote of the stockholders of the Company, except as provided under Delaware corporate law or under the rules of any securities exchange on which shares of Common Stock of the Company are then listed. Current holders of Common Stock have no preemptive or similar rights, which means that current common stockholders do not have a prior right to purchase any new issue of Common Stock of the Company in order to maintain their appropriate ownership thereof. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of the Company’s current stockholders and, depending upon the price paid for such additional shares, could result in dilution to the Company’s current stockholders.

Except for the potential issuance of additional shares under the Company’s 2014 Plan as further set forth in Proposal Three hereof, we have no present arrangements, agreements, understandings, or plans at the current time for the issuance or use of the additional shares of common stock proposed to be authorized. The board of directors does not intend to issue any common stock except on terms which the board of directors deems to be in the best interests of the Company and its stockholders.

Although the proposal to increase the authorized capital stock may be construed as having an anti-takeover effect, because authorized and unissued Common Stock could be issued for the purpose of discouraging an attempt by another person to take control of the Company, neither our management nor our board of directors views this proposal as an anti-takeover mechanism. In addition, this proposal is not part of any plan by us to recommend a series of anti-takeover amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of our Company.

Vote Required and Recommendation of the Board of Directors

Approval of the Amendment to the Company’s Certificate of Incorporation requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date. Our board of directors recommends that stockholders vote “FOR” the amendment to the Company’s Certificate of Incorporation.

PROPOSAL FOUR —

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(a) Previous independent registered public accounting firm

As previously disclosed in our SEC filings, on February 27, 2014, our audit committee determined to dismiss PricewaterhouseCoopers LLP, which had been serving as our independent registered public accounting firm. The decision was approved by the audit committee of our board of directors. PricewaterhouseCoopers LLP was notified of the decision on February 28, 2014.

During the fiscal years ended December 31, 2012 and December 30, 2013 and the subsequent interim period through and including February 27, 2014, there were no (i) disagreements between us and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports on the financial statements for such years or (ii) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the two fiscal years ended December 31, 2012 and December 30, 2013 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

We requested PricewaterhouseCoopers LLP to furnish a letter addressed to the SEC stating whether PricewaterhouseCoopers LLP agreed with the statements made in this section (a) by us. A copy of this letter, dated March 4, 2014 was filed as Exhibit 16 to our Current Report on Form 8-K, filed with the SEC on March 4, 2014.

(b) Current independent registered public accounting firm

On February 27, 2014, our audit committee selected KPMG LLP to audit our financial statements for the fiscal year ending December 29, 2014. The decision was approved by the audit committee of our board of directors and ratified by our stockholders at last year’s annual meeting.

During the fiscal years ended December 31, 2012 and December 30, 2013 and the subsequent interim period through and including February 27, 2014, we did not consult with KPMG LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided that KPMG LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending January 2, 2017 and recommend that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, our board of directors will reconsider its selection. We anticipate that representatives of KPMG LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit Fees

The following is a summary of fees, all of which were approved by our audit committee, for audit and other professional services performed by KPMG LLP during the fiscal years ended December 28, 2015 and December 29, 2014:

	2015	2014
Audit fees	$4,059,700	$2,173,000
Audit-related fees	$—	$—
Tax fees	$190,000	$81,000
All other fees	$2,550	$2,550

Total	$4,252,250	$2,256,550

“Audit fees” include fees paid for the audits of our annual financial statements, including fees for services performed related to opening balance sheet audit procedures in conjunction with the acquisition of Viasystems Group, Inc. in 2015, and of internal control over financial reporting included in the Form 10-K, selected statutory audits, and reviews of financial statements included in Form 10-Q.

“Tax fees” includes fees paid for assistance provided with respect to tax matters associated with research and development, transaction costs and expatriate matters.

“All other fees” includes fees paid for the usage of accounting research software.

Pre-Approval Policy for Independent Registered Public Accounting Firm’s Fees

In 2003, our audit committee adopted a formal policy concerning pre-approval of all services to be provided by our independent registered public accounting firm. The policy requires that all proposed services to be provided by our independent registered public accounting firm must be pre-approved by our audit committee before any services are performed. This policy includes all audit, audit-related, tax, and other services that our independent registered public accounting firm may provide to our Company. In evaluating whether to engage our independent registered public accounting firm for non-audit services, our audit committee considers whether the performance of services other than audit services is compatible with maintaining the independence of our independent registered public accounting firm. All of the services provided by KPMG LLP described in the table above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Our board of directors recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2017.

In the event of a negative stockholder vote on the ratification of KPMG LLP as our independent registered public accounting firm, our audit committee will reconsider its selection.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our board of directors has appointed an audit committee consisting of three independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, statement of operations, statement of comprehensive income, and statement of cash flows. Most members of our audit committee have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in each individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibility. Our board of directors has determined that Messrs. Franklin, and Mayer and Dr. Zakheim are independent directors, as defined by NASDAQ Marketplace Rule 5605(a)(2), and that Mr. Franklin qualifies as an “audit committee financial expert.”

The primary responsibility of our audit committee is to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.

Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm engaged to conduct the audit of our 2015 financial statements, KPMG LLP, was responsible for auditing our consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, our audit committee reviewed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Our audit committee has concluded that KPMG LLP is independent from our Company and management.

Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the internal controls of our Company, and the overall quality of our financial reporting. Our audit committee held five meetings during the fiscal year ended December 28, 2015.

Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors, and our board of directors approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2015 for filing with the SEC.

Our board of directors has adopted a written charter for our audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NASDAQ.

This report has been furnished by our audit committee to our board of directors.

Philip G. Franklin, Chairman

John G. Mayer

Dov S. Zakheim

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, during the fiscal year ended December 28, 2015, there were no transactions or series of similar transactions to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, executive officers, nominees for director, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Certain affiliates of our Chinese subsidiaries engage in transactions with our Company, as described below.

Supply Arrangements with Affiliates of Related Parties

From time to time certain of our Chinese subsidiaries purchase laminate and prepreg from Suzhou Shengyi Sci Tech Co., Ltd. (“SSST”) and Shengyi Technology Co., Ltd. (“Sytech”). Approximately 15.8% of Sytech is owned indirectly by Top Mix Investments Limited, a company controlled by Mr. Tang Hsiang Chien, the father of our director, Mr. Tang Chung Yen, Tom. SSST is 75% owned by Sytech and 25% owned indirectly by Top Mix Investments Limited. We had total purchases from SSST and Sytech of $39.4 million in 2015.

From time to time certain of our Chinese subsidiaries purchase laminate and prepreg from Hitachi Chemical Electronic Materials (Hong Kong) Limited (formerly known as Mica-Ava (Far East) Industrial Limited) (referred to as Hitachi (HK)) and Hitachi Chemical Electronic Materials (Guangzhou) Limited (formerly known as Mica-AVA (Guangzhou) Material Company Ltd. ) (referred to as Hitachi (GZ)), former subsidiaries of Meadville engaged in the laminate business. Prior to November 18, 2011, Top Mix Investments Limited indirectly owned approximately 93.7% of each of Hitachi (HK) and Hitachi (GZ). Following completion of the disposal of a major portion of its holdings in Hitachi (HK) and Hitachi (GZ) to Hitachi Chemical Co., Ltd on November 18, 2011, Top Mix Investments Limited indirectly owns 25% of each of Hitachi (HK) and Hitachi (GZ). Purchases of laminate and prepreg by certain of our Chinese subsidiaries from Hitachi (HK) and Hitachi (GZ) are made on a spot basis from time to time. Total sales from Hitachi (HK) and Hitachi (GZ) to certain of our Chinese subsidiaries amounted to $24.2 million in 2015.

On June 17, 2013, we completed the sale of our 70.2% controlling equity interest in Dongguan Shengyi Electronics Ltd. (“SYE”) to its non-controlling partner, Sytech, for 702.0 million Chinese RMB or approximately $114.5 million. We continue to sell PCBs to SYE. Sales to SYE for the fiscal year ended December 28, 2015 were approximately $4.7 million. Additionally, purchases from SYE for the year ended December 28, 2015 were approximately $1.9 million. SYE will continue to be a related party, as Su Sih (BVI) Limited, one of our significant stockholders, holds an equity interest in the parent company of SYE.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND 2015 ANNUAL REPORT

As permitted by SEC rules, we are making this proxy statement and our annual report on Form 10-K for 2015 available to stockholders electronically via the Internet on our website at www.ttm.com/stockholdersmeeting. On or about March 31, 2016, we began mailing to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save our Company the cost of printing and mailing documents to you, reduce the amount of mail you receive, speed your ability to access the proxy materials and our annual report, and help preserve environmental resources. We encourage you to sign up for electronic proxy and annual report access or a paper notice of availability for future annual meetings. Stockholders may elect to receive electronic access or a paper notice by registering electronically on our website at www.ttmtech.com/stockholdersmeeting. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location.

Our annual report on Form 10-K for 2015, available on our website at www.ttm.com, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. If a stockholder received a paper copy of our annual report and does not wish to access our annual report through our website but rather requires an additional paper copy of our annual report on form 10-K, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626.

STOCKHOLDER PROPOSALS FOR OUR 2017 ANNUAL MEETING

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2017 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to our corporate secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. Any such proposal must be received at least 120 days before the anniversary of the prior year’s proxy statement (by December 2, 2016), unless the date of our 2016 annual meeting is changed by more than 30 days from May 12, 2016, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

In addition, our bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2017 annual meeting of stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to our corporate secretary at the address set forth above not less than 90 days (by February 11, 2017) nor more than 120 days (January 12, 2017) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which public announcement of the date of such meeting is first made by our Company. Our bylaws provide that a stockholder’s notice of a proposal of business must set forth certain information relating to the proposed business desired to be brought before the meeting and the proposal itself, and information relating to the stockholder making the proposal.

If the proposal is for the nomination of a director for election at the meeting, the nomination must be delivered to our corporate secretary at the address listed above not less than 90 days (by February 11, 2017) and not more than 120 days (January 12, 2017) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2016 annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which we make the first public announcement of the date of such meeting. However, in the event that the number of directors to be elected to our board of directors at an annual meeting of stockholders is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the preceding year’s annual meeting, the stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary at the address listed above not later than five days following the day on which we first make a public announcement of additional directorships. Our bylaws set forth specific information that must be provided to our corporate secretary in connection with the nomination of a director for election at the annual meeting.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the ratification of our independent registered public accounting firm. If, however, any other matter should properly come before the annual meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

Costa Mesa, California
March 31, 2016	Daniel J. Weber, Secretary

Annex A

AMENDMENT TO THE

TTM TECHNOLOGIES, INC.

2014 INCENTIVE COMPENSATION PLAN

WHEREAS, the Board of Directors unanimously approved the following amendments to the TTM Technologies, Inc. 2014 Incentive Compensation Plan (the “Plan”) and directed the submission of the amendments for approval by the Company’s stockholders at the 2016 Annual Meeting; and

WHEREAS, the stockholders approved the amendments of the Plan at the 2016 Annual Meeting held on May 12, 2016.

NOW, THEREFORE, BE IT RESOLVED THAT the Plan is amended as follows:

1.	Section 4(a) of the Plan is hereby amended to read as follows:

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be equal to (i) 9,000,000, plus (ii) any Shares remaining available for delivery under the Prior Plan on the Effective Date of the Plan. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

2.	Section 4(c)(vi) of the Plan is hereby amended to read as follows:

(vi) Notwithstanding anything in this Section 4 to the contrary but subject to adjustment as provided in Section 10(c) hereof, in any fiscal year of the Company during any part of which the plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceed $500,000 in the aggregate.

3.	Section 6(i) of the Plan is hereby amended to read as follows;

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

4.	Section 7(f) of the Plan is hereby added to read as follows:

(f) Minimum Vesting Period. All Awards granted under the Plan shall have a minimum vesting period that shall not be less than one year from the date after grant of the Award.

Dated: , 2016

TTM TECHNOLOGIES, INC.
By:
[Daniel J. Weber, Secretary]

A-1

Annex B

FORM OF

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

TTM TECHNOLOGIES, INC.

The undersigned, being a duly authorized officer of TTM Technologies, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

The Certificate of Incorporation of the Corporation is hereby amended by striking out the Article IV Subsection 1 thereof and by substituting in lieu thereof a new Article IV Subsection 1 reading as follows:

1.	The Corporation shall have authority to issue a total of three hundred fifteen million (315,000,000) shares, consisting of (i) three hundred million (300,000,000) shares of common stock, $0.001 par value per share (the “Common Stock”) and (ii) fifteen million (15,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). The total number of shares of capital stock which the Corporation shall have authority to issue is Thirty One Million (31,000,000), of which Thirty Million (30,000,000) shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and One Million (1,000,000) shares shall be Preferred Stock, par value $.01 per share (“Preferred Stock”).

That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders.

Dated:                     , 2016

TTM TECHNOLOGIES, INC.
By:
Daniel J. Weber, Secretary

B-1

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

0                    ¢

TTM TECHNOLOGIES, INC.

1665 Scenic Avenue, Suite 250

Costa Mesa, CA 92626

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Daniel J. Weber as proxy, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of TTM Technologies, Inc. held of record by the undersigned on March 14, 2016, at the Annual Meeting of Stockholders to be held at the Company’s corporate offices located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626 at 8:00 a.m., local time on May 12, 2016, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢ 1.1	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

TTM TECHNOLOGIES, INC.

May 12, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, and Annual Report are available at http://www.ttm.com/stockholdersmeeting

i            Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.            i

■	20433300000000000000 9	051216

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. To elect James K. Bass, Thomas T. Edman, Tang Chung Yen, Tom, and Dov S. Zakheim as class I directors.				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ James K. Bass ¡ Thomas T. Edman ¡ Tang Chung Yen, Tom ¡ Dov S. Zakheim	2. To approve a proposed amendment to the TTM Technologies, Inc. 2014 Incentive Compensation Plan.	☐	☐	☐
			3. To approve a proposed amendment to our Certificate of Incorporation to increase the authorized common stock from 200,000,000 to 300,000,000.	☐	☐	☐
			4. The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending January 2, 2017.	☐	☐	☐
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■